UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CenterPoint Energy, Inc.

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CenterPoint Energy, Inc.

Notice of Annual Meeting of Shareholders

to be held on April 24, 2014

and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the 2014 annual meeting of shareholders of CenterPoint Energy, Inc. This is your notice for the meeting.

TIME AND DATE	9:00 a.m. Central Time on April 24, 2014

PLACE	The auditorium at 1111 Louisiana, Houston, Texas

ITEMS OF BUSINESS

•   elect the nine nominees named in the Proxy Statement as directors to hold office until the 2015 annual meeting;

•   ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2014;

•   conduct an advisory vote on executive compensation; and

•   conduct other business if properly raised.

RECORD DATE	Shareholders of record at the close of business on February 24, 2014 are entitled to vote.

PROXY VOTING

Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” beginning on page 1 of the Proxy Statement that follows. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell

Executive Vice President,

General Counsel and

Corporate Secretary

Dated and first mailed

to shareholders

on or about March 14, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held April 24, 2014

The proxy statement and annual report to shareholders are available at:

http://materials.proxyvote.com/15189T

CENTERPOINT ENERGY, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

For deliveries by U.S. Postal Service:

P.O. Box 4567

Houston, Texas 77210-4567

Proxy Statement

Voting Information

Who may vote?	Shareholders recorded in our stock register at the close of business on February 24, 2014 may vote at the meeting. As of that date, there were 428,882,496 shares of our common stock outstanding.

How many votes do I have?	You have one vote for each share of our common stock you owned as of the record date for the meeting.

How do I vote?

Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy card. You may also provide your proxy using the Internet or telephone procedures described on the proxy card.

You may vote for or against each director nominee and the proposals under Item 2 (ratification of appointment of independent auditors), and Item 3 (advisory vote on executive compensation), or you may abstain from voting on these items. If you give us your proxy but do not specify how to vote, we will vote your shares in accordance with the Board’s recommendations.

What are the Board’s recommendations?

The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board and, with respect to the ratification of the independent auditors, the Audit Committee, recommends a vote as follows:

•    FOR the election of the nine nominees named in this proxy statement as directors;

•    FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2014; and

•    FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement.

If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion.

What if I change my mind after I have voted?

You may revoke your proxy before it is voted by submitting a new proxy card with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at CenterPoint Energy’s address shown above.

Do I need a ticket to attend the meeting?

Proof of ownership of our common stock and proof of identification are needed for you to be admitted to the meeting. If you plan to attend the meeting and your shares are held by banks, brokers, stock plans or other holders of record (in “street name”), you will need to provide proof of ownership. Examples of proof of ownership include a recent brokerage statement or letter from your broker or bank. All shareholders will be required to present valid picture identification, such as a drivers license, before being admitted to the meeting.

What constitutes a quorum?

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the shares of common stock outstanding as of the record date must be represented at the meeting, either by proxy or in person. Shares of common stock owned by CenterPoint Energy are not voted and do not count for this purpose.

Abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal (so-called “broker non-votes”) will be considered as present for quorum purposes.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of the clients in uncontested director elections or on matters that relate to executive compensation without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Item 2 (ratification of appointment of independent auditors). Brokers cannot vote on Item 1 (election of directors), and Item 3 (advisory vote on executive compensation), without instructions from the beneficial owners. If you do not instruct your broker how to vote with respect to Item 1 or Item 3, your broker will not vote for you with respect to those items.

What vote is required to approve each of the proposals?

Under our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Election of Directors (Item 1)—Information About Directors—Majority Voting in Director Elections.”

Each of the ratification of the appointment of independent auditors (Item 2) and approval of the resolution included in Item 3 (advisory vote on executive compensation) requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on these items.

ELECTION OF DIRECTORS (ITEM 1)

Information About Directors	Each of our directors will be elected at this year’s meeting to a one-year term expiring at the annual meeting in 2015.

If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority.

Unless otherwise indicated or the context otherwise requires, when we refer to periods prior to September 1, 2002, CenterPoint Energy should be understood to mean or include the public companies that were its predecessors.

Listed below are the biographies of each director nominee. The biographies include information regarding each individual’s service as a director of the Company, business experience, director positions at public companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

Nominees for Directors	The nine nominees for election in 2014 are listed below.

Milton Carroll, age 63, has been a director since 1992. He has served as Executive Chairman since June 2013 and as Chairman from September 2002 until May 2013. Mr. Carroll has served as a director of Halliburton Company since 2006, Western Gas Holdings, LLC, the general partner of Western Gas Partners, LP, since 2008, and LyondellBasell Industries N.V. since July 2010. He has served as a director of Healthcare Service Corporation since 1998 and as its chairman since 2002. He previously served as a director of LRE GP, LLC, general partner of LRR Energy, L.P., from November 2011 to January 2014. The Board determined that Mr. Carroll should be nominated for election as a director due to his extensive knowledge of the Company and its operations gained in over 20 years of service as a director of the Company, its predecessors and affiliates. The Board values Mr. Carroll’s knowledge of the oil and natural gas industries, board leadership skills and corporate governance expertise.

Michael P. Johnson, age 66, has been a director since July 2008. Mr. Johnson is President and Chief Executive Officer of J&A Group, LLC, a management and business consulting company. He served from 2002 until his retirement in March 2008 as Senior Vice President and Chief Administrative Officer of The Williams Companies, Inc., a publicly held natural gas producer, processor and transporter. Prior to joining the Williams Companies, he served in various executive capacities with Amoco Corporation, including vice president of human resources. He has served as a director of Buffalo Wild Wings, Inc. since 2006, and QuikTrip Corporation, a private company, since 2001. He also serves on the Oklahoma Advisory Board of Health Care Service Corporation and on the boards of several charitable organizations and foundations. He previously served as a director of Patriot Coal Corporation from 2008 to December 2013. The Board determined that Mr. Johnson should be nominated for election as a director due to his extensive management and leadership experience as a senior executive officer of major international companies. The Board values Mr. Johnson’s knowledge of the oil and gas industry and expertise in corporate governance and human resources matters.

Janiece M. Longoria, age 61, has been a director since 2005. Ms. Longoria is a partner in the law firm of Ogden, Gibson, Broocks, Longoria & Hall, L.L.P. in Houston, Texas and has a concentration of experience in commercial and securities-related litigation and regulatory matters. She has served as commissioner of the Port of Houston Authority since 2002 and as its chairman since January 2013 and as a director of the Texas Medical Center from 2011 to present. She previously served as a director of Patriot Coal Corporation from January 2011 to December 2013 and as member of The University of Texas System Board of Regents and the University of Texas Investment Management Company from February 2008 to February 2011. The Board determined that Ms. Longoria should be nominated for election as a director due to her extensive legal and regulatory expertise and her experience serving as a commissioner or in a similar oversight position on boards of major governmental and civic organizations. The Board also values her service on boards of charitable organizations and extensive community involvement.

Scott J. McLean, age 57, has been a director since December 2013. Mr. McLean is Chairman of Amegy Bank of Texas and President of Zions Bancorporation. Prior to joining Amegy in 2002, he was with Texas Commerce Bank/JPMorgan Chase for 23 years where he served in a number of roles, including president in Dallas, chairman in El Paso and president in Houston. He currently serves on the Southern Methodist University Board of Trustees and the boards of the United Way of Greater Houston and the Memorial Hermann Healthcare System. The Board determined that Mr. McLean should be nominated for election as a director due to his extensive financial, banking and executive management experience. The Board also benefits from his experience in leadership roles with numerous business, civic and charitable organizations.

Scott M. Prochazka, age 48, has served as a director and President and Chief Executive Officer of CenterPoint Energy since January 1, 2014. He served as Executive Vice President and Chief Operating Officer of the Company from August 1, 2012 to December 31, 2013. He previously served as Senior Vice President and Division President, Electric Operations of the Company from May 2011 through July 2012; as Division Senior Vice President, Electric Operations of the Company’s wholly owned subsidiary, CenterPoint Energy Houston Electric, LLC, from February 2009 to May 2011; as Division Senior Vice President Regional Operations of the Company’s wholly owned subsidiary, CenterPoint Energy Resources Corp., from February 2008 to February 2009; and as Division Vice President, Customer Service Operations, from October 2006 to February 2008. The Board determined that Mr. Prochazka should be nominated for election as a director due to his extensive knowledge of the industry and the

Company, its operations and people, gained in his years of service with the Company in positions of increasing responsibility.

Susan O. Rheney, age 54, has been a director since July 2008. Ms. Rheney is a private investor. She has served as a director of QEP Midstream Partners GP, LLC, the general partner of QEP Midstream Partners, LP, a publicly traded limited partnership, since June 2013. From 2002 until March 2010, she served as a director of Genesis Energy, Inc., the general partner of Genesis Energy, LP, a publicly traded limited partnership. The Board determined that Ms. Rheney should be nominated for election as a director due to her extensive financial management and accounting expertise and experience as a director of mid-stream oil and gas companies. The Board benefits from her experience implementing strategic and operational initiatives at a variety of firms.

Phillip R. Smith, age 62, has been a director since March 2014. He is President and Chief Executive Officer of Torch Energy Advisors, Inc. Mr. Smith joined Torch as interim President and Chief Executive Officer in October 2012 and was named President and Chief Executive Officer effective January 2013. Prior to joining Torch, Mr. Smith was a partner with KPMG LLP from 2002 to September 2012. The Board determined that Mr. Smith should be nominated for election as a director due to his 38 years of business experience, including a 25-year partner career with international accounting firms managing engagements of large and complex companies with extensive audit committee and board interaction.

R. A. Walker, age 57, has been a director since April 2010. Mr. Walker is Chairman, President and Chief Executive Officer of Anadarko Petroleum Corporation. He was named Chairman of the Board of Anadarko in May 2013, in addition to the role of Chief Executive Officer and director, both of which he assumed in May 2012, and the role of President, which he assumed in February 2010. He previously served as Chief Operating Officer of Anadarko from March 2009 until his appointment as Chief Executive Officer. He served as Senior Vice President, Finance and Chief Financial Officer from September 2005 until March 2009. Mr. Walker serves on the Boards and Executive Committees of the American Petroleum Institute and America’s Natural Gas Alliance, in addition to being a member of the Business Roundtable and the Business Council. He currently serves as a director of BOK Financial Corporation and on the board of trustees for the Houston Museum of Natural Science. In the past five years, he also served as a director of Western Gas Holdings, LLC and Western Gas Equity Holdings, LLC, both of which are subsidiaries of Anadarko, and Temple-Inland, Inc., and on the Board of Trustees for the United Way of Greater Houston. Mr. Walker served as Chairman of the Board of Western Gas Holdings, LLC from August 2007 until September 2009. The Board determined that Mr. Walker should be nominated for election as a director due to his more than thirty years of experience in the energy industry, including finance, institutional investing, and mergers and acquisitions. He has served on the boards of directors of more than ten public companies which has provided him with a broad perspective on various governance matters. He also has significant involvement in various civic and charitable organizations.

Peter S. Wareing, age 62, has been a director since 2005. Mr. Wareing is a co-founder and partner of the private equity firm Wareing, Athon & Company and is involved in a variety of businesses. He is the Chairman of the Board of Gulf Coast Pre-Stress, Ltd. in Pass Christian, Mississippi. He also currently serves as a trustee of Texas Children’s Hospital in Houston. The Board determined that Mr. Wareing should be nominated for election as a director due to his extensive expertise in financial, business and corporate strategy development matters. The Board also values his civic leadership and involvement in the Houston business community.

The Board of Directors recommends a vote FOR the election of each of the nominees as directors.

Director Nomination Process

In assessing the qualifications of candidates for nomination as director, the Governance Committee and the Board consider, in addition to qualifications set forth in our bylaws, each potential nominee’s:

•	personal and professional integrity, experience, reputation and skills;

•	ability and willingness to devote the time and effort necessary to be an effective board member; and

•	commitment to act in the best interests of CenterPoint Energy and its shareholders.

Consideration is also given to the requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on Board committees under the listing standards and various regulations.

In addition, the Governance Committee and the Board take into account the Board’s desire that the directors possess a broad range of business experience, diversity, professional skills, geographic representation and other qualities they consider important in light of our business plan. The Governance Committee periodically reviews the overall composition of the Board, the skills represented by incumbent directors and the need for new directors to replace retiring directors or to expand the Board. In seeking new director candidates, the Governance Committee and the Board consider the skills, expertise and qualities that will be required to effectively oversee management of the business and affairs of the Company. The Governance Committee and the Board also consider the diversity of the Board in terms of the geographic, gender, age, and ethnic makeup of its members. The Board evaluates the makeup of its membership in the context of the Board as a whole, with the objective of recommending a group that can effectively work together using its diversity of experience to see that the Company is well-managed and represents the interests of the Company and its shareholders.

Suggestions for potential nominees for director can come to the Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Governance Committee has sole authority with respect to the engagement. The Governance Committee will also consider director candidates recommended by shareholders. The extent to which the Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at the Committee’s discretion. The Governance Committee and the Board evaluate the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Corporate Secretary at the address indicated on the first page of this proxy statement. In order to be considered for nomination by the Board of Directors, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Director Independence

The Board of Directors determined that Messrs. Johnson, McLean, Smith, Walker and Wareing and Mses. Longoria and Rheney are independent within the meaning of the listing standards for general independence of the New York Stock Exchange. Under the listing standards, a majority of our directors must be independent, and the Audit, Compensation and Governance Committees are each required to be composed solely of independent directors. The standards for audit committee and compensation committee membership include additional requirements under rules of the Securities and Exchange Commission. The Board has determined that all of the members of these three committees meet the applicable independence requirements. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence.

As contemplated by New York Stock Exchange Rules then in effect, the Board adopted categorical standards in 2004 to assist in making determinations of independence. Under the rules then in effect, relationships falling within the categorical standards were not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations.

The categorical standards cover two types of relationships. The first type involves relationships of the kind addressed in either:

•	the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions; or

•	the New York Stock Exchange listing standards specifying relationships that preclude a determination of independence.

For those relationships, the categorical standards are met if the relationship neither requires disclosure nor precludes a determination of independence under either set of rules.

The second type of relationship is one involving charitable contributions by CenterPoint Energy to an organization in which a director is an executive officer. In that situation, the categorical standards are met if the contributions do not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

In making its subjective determination regarding the independence of Messrs. Johnson, McLean, Smith, Walker and Wareing and Mses. Longoria and Rheney, the Board reviewed and discussed additional information provided by the directors and the Company with regard to each of the director’s business and personal activities as they related to the Company and Company management. The Board considered the transactions in the context of the New York Stock Exchange’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees.

In connection with its determination as to the independence of Mr. Walker, the Board considered ordinary course transactions between the Company and Anadarko Petroleum Corporation, for which Mr. Walker serves as Chairman, President and Chief Executive Officer. During 2013, subsidiaries of CenterPoint Energy purchased or sold natural gas in transactions with subsidiaries of Anadarko totaling approximately $47 million. These payments represent less than one percent of the consolidated gross revenues for 2013 for both the Company and Anadarko. These transactions were on standard terms and conditions, and Mr. Walker did not have any involvement in negotiating the terms of the purchases nor interest in the transactions. Additionally, the Board considered that Company subsidiaries may purchase natural gas from and provide natural gas related transportation services to Anadarko in the future. The Board believes that these transactions and relationships do not adversely affect Mr. Walker’s ability or willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Walker’s independence.

Code of Ethics and Ethics and Compliance Code

We have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, which group consists of our Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller. We will post information regarding any amendments to, or waivers of, the provisions of this code applicable to these officers at the website location referred to below under “Website Availability of Documents.”

We also have an Ethics and Compliance Code applicable to all directors, officers and employees. This code addresses, among other things, issues required to be addressed by a code of business conduct and ethics under New York Stock Exchange listing standards. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders. In 2013, no waivers of our Code of Ethics or our Ethics and Compliance Code were granted.

Conflicts of Interest and Related-Party Transactions

The Governance Committee will address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons” under the applicable disclosure rules of the Securities and Exchange Commission.

Our Ethics and Compliance Code provides that all directors, executive officers and other employees should avoid actual conflicts of interest as well as the appearance of a conflict of interest, and our Code of Ethics for our Chief Executive Officer and Senior Financial Officers similarly obligates the employees covered by that Code of Ethics (our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Controller) to handle actual or apparent conflicts of interest between personal and professional relationships in an ethical manner. Under our Ethics and Compliance Code, prior approval is required for any significant financial interest with suppliers, partners, subcontractors, or competitors. Any questionable situation is required to be disclosed to the Law Department or an employee’s direct manager. Pursuant to our Corporate Governance Guidelines and the Governance Committee Charter, the Board has delegated to the Governance Committee the responsibility for reviewing and resolving any issues with respect to related-party transactions and conflicts of interests involving executive officers or directors of the Company or other related persons under the applicable rules of the Securities and Exchange Commission. The Company’s Corporate Governance Guidelines require that (i) each director shall promptly disclose to the Chairman any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters, and (ii) the Chairman shall promptly advise the Governance Committee of any potential conflicts of interest he or she may have with respect to any matter involving the Company and, if appropriate, recuse himself or herself from any discussions or decisions on any of these matters.

The Office of the Corporate Secretary periodically gathers information from directors and executive officers regarding matters involving potential conflicts of interest or related-party transactions and provides that information to the Governance Committee for review. Directors and executive officers are also required to inform the Company immediately of any changes in the information provided concerning related-party transactions that such director or executive officer or other related person was, or is proposed to be, a participant. In each case, the standard applied in approving the transaction is the best interests of CenterPoint Energy and its shareholders.

There were no related-party transactions in 2013 that were required to be reported pursuant to the applicable disclosure rules of the Securities and Exchange Commission.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, contested elections occur where, as of a date that is 14 days in advance of the date we file our definitive proxy statement with the Securities and Exchange Commission (regardless of whether or not thereafter revised or supplemented), the number of nominees exceeds the number of directors to be elected.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

•

Incumbent director nominees must submit irrevocable resignations that become effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of shareholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•	Each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election or appointment as a director;

•	Upon the failure of any nominee to receive the required vote, the Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•

The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our amended and restated bylaws and our Corporate Governance Guidelines can be found on our website at www.centerpointenergy.com.

Board Leadership

The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since the formation of the Company as a new holding company in 2002. The Board believes that the separation of the two roles continues to provide, at present, the best balance of these important responsibilities with the Chairman directing board operations and leading oversight of the Chief Executive Officer and management, and the Chief Executive Officer focusing on developing and implementing the Company’s board-approved strategic vision and managing its day-to-day business. The Board believes that separating the offices of Chairman of the Board and Chief Executive Officer, coupled with regular executive sessions with only independent directors present, helps strengthen the Board’s independent oversight of management and provides an opportunity for the Board members to have more direct input to management in shaping the organization and strategy of the Company.

The Board’s Role in Risk Oversight

The Board has ultimate oversight responsibility for the Company’s system of enterprise risk management as provided in the Corporate Governance Guidelines. The Board also approves overall corporate risk limits. Management is responsible for developing and implementing the Company’s program of enterprise risk management. The Company’s Chief Risk Officer periodically reports to the Board and Audit Committee concerning the Company’s risk management process, the major risks facing the Company and steps taken to mitigate those risks. The Audit Committee reviews, and reports to the Board regarding, the risk management process developed and implemented by management. Each board committee has responsibility for monitoring any enterprise risks assigned to it by the Board. A risk oversight committee, which is composed of senior executives from across the Company, monitors and oversees compliance with the Company’s risk control policy. The Company’s Chief Risk Officer, who reports to the Chief Financial Officer, facilitates risk oversight committee meetings, and provides daily risk assessment and control oversight for commercial activities.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing the Company’s compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company and has concluded that they do not create such risks as presently constituted.

Board Organization and Committees; Other Governance Provisions

The Board oversees the management of the Company’s business and affairs. The Board appoints committees to help carry out its duties. Last year, the Board met ten times and the current standing committees met a total of 18 times. Each director attended more than 75% of the meetings of the Board of Directors and each of the committees on which he or she served. Messrs. Carroll and Prochazka do not serve on any standing committees. The following table sets forth the standing committees of the Board and their members as of the date of this proxy statement, as well as the number of meetings each committee held during 2013:

Director	Audit Committee	Compensation Committee	Finance Committee	Governance Committee
Michael P. Johnson	•	•		+
Janiece M. Longoria		+		•
Scott J. McLean	•		•
Susan O. Rheney	+	•	•
R. A. Walker		•	•	•
Peter S. Wareing	•		+	•
Number of Meetings Held in 2013	5	4	5	4

(+) Denotes Chair.

Mr. Smith, who was appointed to the Board on March 3, 2014, is expected to be appointed to the Audit Committee.

Audit Committee

The primary responsibilities of the Audit Committee are to assist the Board in fulfilling its oversight responsibility for the integrity of our financial statements, the qualifications, independence and performance of our independent auditors, the performance of our internal audit function, compliance with legal and regulatory requirements and our systems of disclosure controls and internal controls, and our system of enterprise risk management. The Audit Committee has sole responsibility to appoint and, where appropriate, replace our independent auditors and to approve all audit engagement fees and terms. The Audit Committee’s report is on page 65.

The Board of Directors has determined that Ms. Rheney is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

Compensation Committee

The primary responsibilities of the Compensation Committee are to oversee compensation for our senior officers, including salary and short term and long term incentive awards, administer incentive compensation plans, evaluate Chief Executive Officer performance and review management succession planning and development. For information concerning policies and procedures relating to the consideration and determination of executive compensation, including the role of the Compensation Committee, see “Compensation Discussion and Analysis” beginning on page 20 and for the report of the Compensation Committee concerning the Compensation Discussion and Analysis, see “Report of the Compensation Committee” on page 64.

Finance Committee

The primary responsibilities of the Finance Committee are to assist the Board in fulfilling its oversight responsibility with respect to the financial affairs of CenterPoint Energy and its subsidiaries. The Finance Committee reviews our financial objectives and policies, financing strategy and requirements, capital structure, and liquidity and related financial risk. The Finance Committee also reviews and makes recommendations to the Board regarding our dividend policy, approves specific debt and equity offerings and other capital transactions within limits set by the Board, and reviews the capital structure, financing plans and credit exposures of our major subsidiaries.

Governance Committee

The primary responsibilities of the Governance Committee are to identify, evaluate and recommend, for the approval of the entire Board of Directors, potential nominees for election to the Board; recommend membership on standing committees of the Board; address and resolve any issues with respect to related-party transactions and conflicts of interest involving our executive officers, directors or other “related persons”; oversee annual evaluations of the Board and management; review and recommend fee levels and other elements of compensation for non-employee directors; evaluate whether to accept a conditional resignation of an incumbent director who does not receive a majority vote in favor of election in an uncontested election; and establish, periodically review and recommend to the Board any changes to our Corporate Governance Guidelines. For information concerning policies and procedures relating to the consideration and determination of compensation of our directors, including the role of the Governance Committee, see “Compensation of Directors” beginning on page 13.

Executive Sessions of the Board

Our Corporate Governance Guidelines provide that the members of the Board of Directors who are not officers of CenterPoint Energy will hold regular executive sessions without management participation. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, the Board must hold an executive session at least once each year including only the non-management directors who are also independent. An executive session of independent directors is currently scheduled in conjunction with each regular meeting of the Board of Directors. Currently, the Governance Committee Chairman (Mr. Johnson) presides at these sessions.

Shareholder Communications with Directors

Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of our Corporate Secretary at the address indicated on the first page of this proxy statement. Aside from this procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders	Directors are expected to attend annual meetings of shareholders. All directors attended the 2013 annual meeting.

Website Availability of Documents

CenterPoint Energy’s Annual Report on Form 10-K, Corporate Governance Guidelines, the charters of the Audit Committee, Finance Committee, Compensation Committee and Governance Committee, the Code of Ethics, and the Ethics and Compliance Code can be found on our website at www.centerpointenergy.com. Unless specifically stated herein, documents and information on our website are not incorporated by reference in this proxy statement.

Compensation of Directors	The Governance Committee of the Board oversees fee levels and other elements of compensation for CenterPoint Energy’s non-employee directors.

Directors receive a cash retainer and fees for attending meetings of the Board of Directors and each of its standing committees and are eligible to receive annual grants of our common stock under our Stock Plan for Outside Directors. Participation in a plan providing split-dollar life insurance coverage has been discontinued for directors commencing service after 2000.

Stock ownership guidelines for non-employee directors were adopted in February 2011. Under these guidelines, each non-employee director is required to own shares of CenterPoint Energy common stock with a value equal to at least three times the director’s regular annual cash retainer. Current directors have four years from the date of adoption of the ownership guidelines to acquire the specified amount of common stock. New directors are required to attain the specified level of ownership within four years of joining the Board. Our Executive Chairman is also subject to these guidelines.

Retainer and Meeting Fees

In 2013, each non-employee director received an annual retainer of $50,000. The current level of the cash retainer paid to directors was set in June 2004. Fees for attending meetings of the Board and each of its standing committees are set at $2,000 per meeting. The Chairmen of the Audit and Compensation Committees each receive a supplemental annual retainer of $15,000 for service as committee chairmen. The Chairmen of the Finance and Governance committees each receive a supplemental annual retainer of $10,000 for service as committee chairmen. Ms. Longoria and Messrs. Carroll and Wareing are members of a special CEO Succession Planning Committee. Ms. Longoria, Mr. Wareing, and, until his appointment as Executive Chairman as discussed below, Mr. Carroll, receive an annual retainer of $20,000 for service on that committee. Mr. Carroll serves as chairman of the special committee and received no additional compensation for serving as the committee’s chairman. Following his appointment as Executive Chairman, Mr. Carroll no longer receives the annual retainer for service on that committee. Fees earned or paid in 2013 are set forth in the Fees Earned or Paid in Cash column of the Director Compensation Table on page 16. Mr. Carroll’s compensation is discussed under “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements” beginning on page 35.

Stock Plan for Outside Directors

Under the Stock Plan for Outside Directors, each non-employee director may be granted an annual stock award of up to 5,000 shares of CenterPoint Energy common stock. The number of shares of common stock granted to non-employee directors is set by the Board annually. Each non-employee director serving as of May 1, 2013 received an award of 5,000 shares of common stock. Grants made under this plan on or after April 22, 2010 vest on the first anniversary of the grant date. Grants fully vest in the event of the director’s death or upon a change in control (defined in substantially the same manner as in the change in control agreements for certain officers described in “Potential Payments upon Change in Control or Termination” beginning on page 57). Upon vesting of the shares, each director receives, in addition to the shares, a cash payment equal to the amount of dividend equivalents earned since the date of grant. If a director’s service on the Board is terminated for any reason other than death or a change in control, the director forfeits all rights to the unvested portion of the outstanding grants as of the termination date. If the director is 70 years of age or older when he or she ceases to serve on the Board of Directors, the director’s termination date is deemed to be December 31st of the year in which he or she leaves the Board. In addition to the annual grant, a non-employee director may receive a one-time grant of up to 5,000 shares of common stock upon commencing service as a director, subject to the same vesting schedule described above. No awards have been made under the provision allowing one-time initial grants. The aggregate number of outstanding unvested stock awards is set forth in footnote (2) to the Director Compensation Table.

Deferred Compensation Plan

We maintain a deferred compensation plan that permits directors to elect each year to defer all or part of their annual retainer, supplemental annual retainer for committee chairmanship and meeting fees. The supplemental monthly retainer for service as non-executive Chairman of the Board was not eligible for deferral under this plan. Interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Directors participating in this plan may elect at the time of deferral to receive distributions of their deferred compensation and interest in three ways:

•	an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 70;

•	a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later; or

•	15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.

The deferred compensation plan is a nonqualified, unfunded plan, and the directors are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under the plan. Refer to “Rabbi Trust” under “Executive Compensation Tables—Potential Payments upon Change in Control or Termination” on page 57 for funding of the deferred compensation plan upon a change in control.

The amounts deferred by directors in 2013 are described in footnote (1) to the Director Compensation Table. The above market earnings are reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Director Compensation Table.

Director Compensation Table

The table below and the narrative in the footnotes provide compensation amounts for our non-employee directors for 2013 as well as additional material information in connection with such amounts. For summary information on the provision of the plans and programs, refer to the “Compensation of Directors” discussion immediately preceding this table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Donald R. Campbell(6)	39,000	—	—	—	—	—	39,000
O. Holcombe Crosswell(6)	39,000	—	—	—	69,124	19,690	127,814
Michael P. Johnson	106,000	122,500	—	—	—	—	228,500
Janiece M. Longoria	121,000	122,500	—	—	10,579	—	254,079
Scott J. McLean	6,167	—	—	—	—	—	6,167
Susan O. Rheney	113,000	122,500	—	—	—	—	235,500
R. A. Walker	86,000	122,500	—	—	—	—	208,500
Peter S. Wareing	130,000	122,500	—	—	33,468	—	285,968
Sherman M. Wolff(6)	51,000	—	—	—	26,291	—	77,291

(1)	Includes annual retainer, supplemental retainer, Board meeting fees and Committee meeting fees for each director as more fully explained under “Compensation of Directors—Retainer and Meeting Fees.”

Mses. Rheney and Longoria and Messrs. Wareing and Johnson each received a supplemental annual retainer for serving as Chairman of the Audit, Compensation, Finance and Governance Committees, respectively, in 2013. These supplemental annual retainers are described under “Compensation of Directors—Retainer and Meeting Fees” above. Messrs. Wareing and Wolff each elected to defer their respective meeting fees, annual retainer and committee chairman fee, and Mr. Crosswell elected to defer his annual retainer during 2013.

(2)

Reported amounts in the table represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 as of the grant date. For purposes of the table above, the effects of estimated forfeitures are excluded.

Upon the recommendation of the Governance Committee, the Board granted 5,000 shares of common stock to each non-employee director then in office as of May 1, 2013 under our Stock Plan for Outside Directors. The grant date fair value of the awards, based on the average of the high and low market price of our common stock on the New York Stock Exchange Composite Tape on that date, was $24.50 per share. At December 31, 2013, each of our current non-employee directors had 5,000 unvested stock awards.

(3)	The Board does not grant stock options or non-equity incentive plan compensation to non-employee directors.

(4)	In 2013, Messrs. Crosswell, Wareing and Wolff and Ms. Longoria accrued above-market earnings on their deferred compensation account balances of $69,124, $33,468, $26,291 and $10,579, respectively.

(5)	The following table sets forth the premium paid by CenterPoint Energy and the tax gross-up payments made to our directors who participated in the executive life insurance plan in 2013:

Director Compensation – All Other Compensation

Name	Split-Dollar Life Insurance Premium ($)	Paid Tax Gross-Up ($)	Total ($)
Crosswell	18,309	1,381	19,690

(6)	Messrs. Campbell, Crosswell and Wolff retired from the Board on April 25, 2013. The scheduled compensation is attributable to the period from January 1, 2013 to April 25, 2013.

Stock Ownership

The following table shows stock ownership of known beneficial owners of more than 5% of CenterPoint Energy’s common stock, each director or nominee for director, the Chief Executive Officer, the Chief Financial Officer, the other executive officers for whom we are providing detailed compensation information under “Executive Compensation Tables” and our executive officers and directors as a group. Information for the executive officers and directors is given as of March 1, 2014 except as otherwise indicated. The directors and officers, individually and as a group, beneficially own less than 1% of CenterPoint Energy’s outstanding common stock. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, except as otherwise indicated, the respective holders have sole voting and investment powers over such shares.

Name	Number of Shares of CenterPoint Energy Common Stock
Barrow, Hanley, Mewhinney & Strauss, LLC	34,922,743	(1)
2200 Ross Avenue, 31st Floor
Dallas, Texas 75201
The Vanguard Group, Inc.	30,439,795	(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
BlackRock, Inc.	28,939,150	(3)
40 East 52nd Street
New York, New York 10022
Vanguard Windsor Funds—Vanguard Windsor II Fund	25,745,343	(4)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Northern Trust Corporation	23,935,122	(5)
50 South LaSalle Street
Chicago, Illinois 60603
Milton Carroll	61,901	(6)
Michael P. Johnson	25,200	(7)
Janiece M. Longoria	41,754	(7)
David M. McClanahan	1,141,601	(8)
Scott J. McLean	—
Scott M. Prochazka	33,836
Susan O. Rheney	24,000	(7)
Scott E. Rozzell	368,204	(8)(9)
Phillip R. Smith	—	(10)
Thomas R. Standish	306,406	(8)(11)
R. A. Walker	18,000	(7)
Peter S. Wareing	116,000	(7)(12)
Gary L. Whitlock	411,614	(8)
All executive officers and directors as a group (15 persons)	2,644,701

(1)

This information is as of December 31, 2013 and is based on a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2014 by Barrow, Hanley, Mewhinney & Strauss, LLC. This represents 8.14% of the outstanding common stock of CenterPoint Energy. The Schedule 13G reports sole voting power for 5,079,172 shares of common stock, shared voting power for 29,843,571 shares of common stock and sole dispositive power for 34,922,743 shares of common stock.

(2)

This information is as of December 31, 2013 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2014 by The Vanguard Group, Inc. This represents 7.1% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power of 862,078 shares of common stock, sole dispositive power for 29,800,938 shares of common stock and shared dispositive power of 638,857 shares of common stock.

(3)

This information is as of December 31, 2013 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2014 by BlackRock, Inc. This represents 6.75% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 25,168,197 shares of common stock, no shared voting power for shares of common stock and sole dispositive power for 28,939,150 shares of common stock.

(4)

This information is as of December 31, 2013 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2014 by Vanguard Windsor Funds—Vanguard Windsor II Fund. This represents 6.0% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 25,745,343 shares of common stock.

(5)

This information is as of December 31, 2013 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2014 by Northern Trust Corporation and certain of its subsidiaries. This represents 5.58% of the outstanding common stock of CenterPoint Energy. The Schedule 13G/A reports sole voting power for 685,430 shares of common stock, shared voting power for 23,208,911 shares of common stock, sole dispositive power for 2,964,296 shares of common stock and shared dispositive power for 2,478,913 shares of common stock. CenterPoint Energy understands that the shares reported include 18,029,972 shares of common stock held as trustee of CenterPoint Energy’s savings plan which provides for pass-through voting by plan participants.

(6)	Includes 31,568 shares pledged to secure loans.

(7)	Includes shares scheduled to vest under the Stock Plan for Outside Directors as follows: 5,000 shares on May 1, 2014 for each of Messrs. Johnson, Walker and Wareing and Mses. Longoria and Rheney.

(8)

Includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

(9)	Includes 159,722 shares pledged to secure loans.

(10)	Appointed as a director effective March 3, 2014.

(11)	Includes shares held by spouse.

(12)	Includes shares held in trust for benefit of spouse, as to which Mr. Wareing disclaims beneficial interest.

Compensation Discussion and Analysis

The following compensation discussion and analysis as well as the information provided under the “Executive Compensation Tables” section contains information regarding measures applicable to performance-based compensation and targets and other achievement levels associated with these measures. CenterPoint Energy cautions investors not to regard this information, to the extent it may relate to future periods or dates, as forecasts, projections or other guidance. The reasons for this caution include the following: The information regarding performance objectives and associated achievement levels was formulated as of earlier dates and does not take into account subsequent developments. The objectives may include adjustments from, or otherwise may not be comparable to, financial and operating measures that are publicly disclosed and may be considered of significance to investors. Some achievement levels, such as those relating to incentives for exceptional performance, may be based on assumptions that differ from actual results.

Executive Summary

Overview. In this section, we describe and discuss our executive compensation program, including the objectives and elements of compensation, as well as determinations made by the Compensation Committee of the Board of Directors regarding the compensation of David M. McClanahan, our former President and Chief Executive Officer, Gary L. Whitlock, our Executive Vice President and Chief Financial Officer, Scott E. Rozzell, our Executive Vice President, General Counsel and Corporate Secretary, and our Executive Vice President, Thomas R. Standish, whom we collectively refer to as our “senior executive officers” in this proxy statement. We also describe and discuss the compensation of our Executive Chairman, Milton Carroll. We refer to our Executive Chairman and our senior executive officers collectively as our “named executive officers” in this proxy statement.

The objective of CenterPoint Energy’s executive compensation program is to enable us to recruit and retain highly qualified executive talent by providing market-based levels of compensation. We believe compensation programs can drive our employees’ behavior, and accordingly we try to design our executive compensation program to align compensation with current and desired corporate performance and shareholder interests. We have structured our compensation program in order to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Accordingly, while compensation targets will to a large extent reflect the market, actual compensation will reflect CenterPoint Energy’s attainment of (or failure to attain) specified financial and operational performance objectives.

Highlights of our executive compensation program include the following:

•

The compensation arrangements for our Executive Chairman, which have been approved by the independent members of the Board of Directors, consists of a base salary and equity awards intended to appropriately compensate him for his service as Executive Chairman and to align his interests with those of our shareholders.

•	The compensation of our senior executive officers is reviewed and established annually by the Compensation Committee of our Board of Directors, consisting entirely of independent directors.

•	To assist in carrying out its responsibilities, the Compensation Committee retains a consultant to provide independent advice on senior executive compensation matters.

•	We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness.

•	Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance.

•

We believe that a substantial portion of the compensation for our senior executive officers should be “at risk,” meaning that the senior executive officers will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the executive accomplish goals established by the Compensation Committee.

•	We expect our senior executive officers to have a higher percentage of their total compensation at risk than our other executives.

•

We do not maintain executive employment agreements with any of our named executive officers, and our named executive officers are not entitled to guaranteed severance payments upon a termination of employment except under change in control agreements we have entered into with our senior executive officers that contain a “double trigger” term, or pursuant to the terms of grants made under our short term and long term incentive plans for senior executive officers who satisfy the retirement provisions under the plans.

•

We do not negotiate the terms of our change in control agreements with our executive officers. Instead, the terms of the agreements are approved by the Board of Directors based on the recommendation of the Compensation Committee with input from the Committee’s consultant, and then offered to the executives to accept or decline. We have not entered into a change in control agreement with our Executive Chairman.

•	The Board of Directors has determined that it will no longer include an excise tax gross-up payment in new and materially amended change in control agreements with our officers.

•

We have established executive stock ownership guidelines applicable to all of our officers, other than our Executive Chairman, who is subject to our stock ownership guidelines for non-employee directors, in order to appropriately align the interests of our officers with our shareholders’ interests for CenterPoint Energy common stock.

•

As part of our insider trading policy, we have a policy prohibiting all of our officers and directors from hedging the risk of stock ownership by purchasing, selling or writing options on CenterPoint Energy securities or engaging in transactions in other third-party derivative securities with respect to CenterPoint Energy stock.

•

The Board of Directors has implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

•

CenterPoint Energy has prepared and reviewed with the members of the Compensation Committee tally sheets for each of our senior executive officers as of December 31 and pro forma as of April 1st in order to show how various compensation and benefit amounts are interrelated and to help the Compensation Committee better understand the impact of its compensation decisions before they are finalized.

•	None of our named executive officers received perquisites valued in excess of $10,000 during 2013, and we do not consider perquisites to be a significant element of our executive compensation program.

Our 2013 Executive Compensation Program.  The overall objectives and structure of our executive compensation program for our senior executive officers remained largely unchanged in 2013 as compared to 2012. In 2013:

•

The Compensation Committee reviewed the base salary and short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for Mr. McClanahan and determined not to change his base salary or short term and long term incentive targets from the levels established for 2012 compensation.

•	The Compensation Committee reviewed and approved increases to the base salaries of Messrs. Whitlock, Rozzell and Standish ranging from 1.9% to 2.7%.

•

The Compensation Committee reviewed, but did not change, the short term and long term incentive targets for each of Messrs. Whitlock, Rozzell and Standish from the target levels established for 2012 and 2011 incentive compensation.

•

The Compensation Committee asked Frederic W. Cook & Co., Inc. (“Cook & Co.”), the Compensation Committee’s independent executive compensation consultant, to review the 2012 peer group of publicly traded utility companies used in connection with determining the compensation of our senior executive officers. Cook & Co. compared the 2012 peer group to CenterPoint Energy based on key financial and other metrics, including revenue, net income, percent of income from regulated operations, total assets, market capitalization, enterprise value and number of employees, and recommended changes for 2013 designed to generate a peer group with median revenues and market capitalization comparable to CenterPoint Energy and where CenterPoint Energy’s 3-year average percentage of income from regulated operations is within one standard deviation of the mean 3-year average percentage of income from regulated operations among the peer group companies. As a result of the review, four companies were removed from the 2013 peer group (Northeast Utilities, Pinnacle West Capital Corporation, Southern Company and TECO Energy, Inc.) and four were added (AGL Resources Inc., Ameren Corporation, Entergy Corporation and Sempra Energy). See “—Role of Compensation Committee—Decisions Made by the Compensation Committee” for additional information about the peer group.

•

The Compensation Committee determined that 2013 long term incentive compensation awards would again be allocated between performance shares and stock awards on a 70% and 30% basis, respectively. Consistent with 2012, the Committee determined that 2013 performance share awards would be made in two separate, equal grants, with the payout opportunity for the first grant based on total shareholder return over the three-year performance cycle as compared to that of a subset of the S&P Utility Index and the payout opportunity for the second grant based on achieving specified earnings per share goals over the three-year performance cycle.

Impact of Our Performance on 2013 Short Term Incentive Compensation and Vesting of 2011 Performance Share Grants and Stock Awards.  CenterPoint Energy reported net income of $311 million, or $0.72 per diluted share, for 2013, as compared to net income of $417 million, or $0.97 per diluted share for 2012. Our 2013 results included two unusual items related to the formation of Enable Midstream Partners, LP: (i) a $225 million non-cash deferred tax charge, and (ii) $13 million of pre-tax partnership formation expenses. Excluding the effects of these unusual items, net income for 2013 would have been $544 million, or $1.26 per diluted share, for the year ended December 31, 2013. The results for 2012 included two unusual items: (i) a $252 million non-cash goodwill impairment charge associated with our energy services business, which had no tax effect, and (ii) a $136 million gain ($88 million after-tax) associated with the acquisition of an additional 50 percent interest in a gathering and processing joint venture. Excluding the effects of these unusual items, net income would have been $581 million, or $1.35 per diluted share, for the year ended December 31, 2012. Operationally during 2013, we again benefited from our diversified utility portfolio. Our natural gas distribution business had its strongest annual performance, which more than offset the impact of a return to more normal weather at our electric utility.

CenterPoint Energy’s “core operating income,” which is a primary performance objective used under our executive compensation program for determining payouts under short term incentive compensation awards and long-term incentive compensation awards made in years prior to 2012, increased to $1,165 million in 2013 from $1,127 million in 2012, but fell short of the 2013 target amount under our 2013 short term incentive plan by $4 million. CenterPoint Energy’s core operating income is determined by adjusting reported operating income to remove the effect of specified items, either positive or negative, in order to reflect what we consider to be our core operational business performance in the period being measured. For more information regarding the determination of core operating income, please refer to “Executive Compensation Tables—Non-Equity Incentive Plan Awards.”

Our short term incentive plan provides an annual cash award based on the achievement of annual performance objectives specified for each of our senior executive officers, including specific objectives relating to core operating income, controllable expenses and business unit performance. Based on our level of achievement of the 2013 performance objectives and an assessment of each individual’s performance by the Compensation Committee, the Committee authorized awards to each of our senior executive officers equal to their respective funded amounts. Accordingly, the 2013 short term incentive awards for our senior executive officers, expressed as a percentage of their individual target awards, were 107% for Mr. McClanahan and 117% for Messrs. Whitlock, Rozzell and Standish. Mr. Carroll was not eligible to participate in, and did not receive a payment under, our 2013 short term incentive plan. Please refer to “Executive Compensation Tables—Non-Equity Incentive Plan Awards” for information regarding the specified performance objectives and our actual achievement levels during 2013.

In February 2011, we granted performance share awards to Messrs. McClanahan, Whitlock, Rozzell and Standish under our long term incentive plan. The awards were made in three separate, equal grants, with the payout opportunity for each grant based on a different performance objective to be measured over the three-year performance cycle of January 2011 through December 2013. The first performance objective was based on total shareholder return as compared to that of other publicly traded companies in a peer group subset of the S&P Utility Index, the second was based on achieving a modified cash flow goal and the third was based on achieving a core operating income goal. Based on our performance over the three-year cycle, the 2011 performance share awards vested based on an achievement level of 150%, 150%, and 120%, respectively. Please refer to “Executive Compensation Tables—Option Exercises and Stock Vested for Fiscal Year 2013” for information regarding the number of gross shares distributed and the total value realized on vesting.

In February 2011, we granted a stock award to our senior executive officers under our long term incentive plan. The awards were subject to a performance goal which was the declaration of a minimum of $2.37 in cash dividends per share over the three-year vesting period. These stock awards vested in February 2014 as the total dividends declared during the measurement period were $2.47 per share. The number of gross shares distributed and the total value realized on vesting of these awards will be included in our compensation disclosures for 2014.

Appointment of New Chief Executive Officer.  In October 2013, as part of the Company’s executive management succession plans, we announced that (i) David M. McClanahan would step down as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors, effective December 31, 2013, and (ii) Scott M. Prochazka had been selected by the Board to succeed Mr. McClanahan as President and Chief Executive Officer of the Company and to become a member of the Board, effective January 1, 2014. In February 2013, the Compensation Committee had reviewed the base salary and short term and long term incentive targets for Mr. Prochazka and determined to (i) increase his base salary by 10%, (ii) increase his long term incentive target effective as of January 1, 2013 to 140% of base salary, and (iii) leave his short term incentive target level unchanged at 75% of base salary, the level set effective as of August 1, 2012 following Mr. Prochazka’s appointment as Executive Vice President and Chief Operating Officer of the Company. Please refer to “Actions Taken Regarding 2014 Executive Compensation Program” for a description of the changes to Mr. Prochazka’s compensation arrangements following the announcement of his selection to succeed Mr. McClanahan.

Since December 31, 2013, Mr. McClanahan has continued to serve as an officer of the Company and special advisor to the Company’s Chief Executive Officer. Mr. McClanahan is expected to continue in such capacity during a transition period and until his retirement, which is expected to occur in the second half of 2014. No modifications were made to Mr. McClanahan’s existing compensation arrangements in connection with the announcement of the succession plan.

Actions Taken Regarding 2014 Executive Compensation Program.  In December 2013, after receiving input from its independent consultant, the Compensation Committee approved the following modifications to the compensation terms for Mr. Scott M. Prochazka effective as of January 1, 2014, the effective date of Mr. Prochazka’s appointment as President and Chief Executive Officer of the Company:

•	Mr. Prochazka’s annual base salary was increased to $900,000;

•	Mr. Prochazka’s incentive target under the Company’s short term incentive plan for 2014 was increased to 100% of base salary; and

•	Mr. Prochazka’s incentive target under the Company’s long term incentive plan for 2014 was increased to 300% of base salary.

In December 2013, Mr. Prochazka also entered into a change in control agreement with the Company effective as of January 1, 2014 which provides, in the case of a change in control of the Company and termination of his employment, for severance benefits of three times Mr. Prochazka’s annual base salary plus bonus, and other benefits. The Agreement is for a one-year term with automatic renewal unless action is taken by the Company’s Board of Directors prior to the renewal. The Agreement does not provide for a tax gross-up payment to Mr. Prochazka if he is determined to owe any excise tax under Section 4999 of the Internal Revenue Code on “excess parachute payments.” Please see “Executive Compensation Tables—Potential Payments upon Change in Control or Termination” starting on page 57.

In February 2014, the Compensation Committee reviewed the base salary and short term and long term incentive targets for each of our senior executive officers and determined (i) not to change any of their short term or long term incentive targets from the target levels that were established for both 2012 and 2013 compensation, (ii) to increase Mr. Whitlock’s base salary by 5.1%, and (iii) to maintain the base salaries of Messrs. McClanahan, Rozzell and Standish at the levels established for 2013 compensation. In February 2014, the Compensation Committee also reviewed and discussed the long term incentive compensation awards to be made to our executives in 2014, including potential allocations between performance shares and stock awards, and the potential performance goals that would determine the payout opportunities under the planned awards. The Compensation Committee expects to meet again to review and approve the 2014 long term incentive awards to our executives in March 2014.

The Compensation Committee has also approved increasing the maximum payout opportunity for performance share awards from 150% to 200% to remain competitive with competitor long term incentive plans.

Prior to conducting its 2014 analysis, the Committee asked Cook & Co. to review the 2013 peer group. Cook & Co. compared the 2013 peer group to CenterPoint Energy based on key financial and other metrics and recommended no changes to the existing peer group. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Shareholder Advisory “Say-on-Pay” Vote.  At our 2014 annual meeting, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our shareholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2014 annual meeting will not be binding upon CenterPoint Energy or the Board of Directors. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee (and, with respect to Mr. Carroll, the independent members of the Board of Directors) will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Advisory Vote on Executive Compensation (Item 3)” beginning on page 68.

The advisory vote at our 2014 annual meeting will be our fourth “say-on-pay” vote. We conducted our third say-on-pay vote at our 2013 annual meeting at which an advisory resolution approving the compensation of our named executive officers, as disclosed in the proxy statement for our 2013 annual meeting, was approved by approximately 97% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Compensation Committee has not made any changes to our overall executive compensation program as a result of the vote.

At our 2011 annual meeting, we also conducted an advisory vote on the frequency of future shareholder advisory votes on executive compensation, at which the Board of Directors recommended that our shareholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2011 annual meeting, approximately 87% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency, approximately four percent voted in favor of holding future votes once every two years, and approximately nine percent voted in favor of holding future votes once every three years. In April 2011, we disclosed that, consistent with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules.

Objective and Design of Executive Compensation Program

We strive to provide compensation that is competitive, both in total level and in individual components, with the companies we believe are our peers and other likely competitors for executive talent. By competitive, we mean that total compensation and each element of compensation corresponds to a market-determined range. We target the market median (50th percentile) for each major element of compensation because we believe the market median is a generally accepted benchmark of external competitiveness. We believe competitive compensation is normally sufficient to attract executive talent to the Company and also makes it less likely that executive talent will be lured away by higher compensation to perform a similar role with a similarly sized competitor.

To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a position against available data for similar positions in other companies. We believe annual measurement is generally appropriate, because the market is subject to variations over time as a result of changes within peer companies and the supply and demand for experienced executives. Once the market value for a position is determined, we compare the compensation levels of individual incumbents to these market values. The salary level and short term and long term incentive target percentages for our senior executive officers are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

In light of our focus on determining market value for each position, we do not employ analyses that compare compensation levels of our senior executive officers with each other or with other employees within the Company. We recognize, however, that the compensation of our former Chief Executive Officer, Mr. McClanahan, was substantially greater than the compensation of the other senior executive officers. The differential in total compensation was due to Mr. McClanahan’s long tenure with CenterPoint and its predecessors and his participation in legacy benefit plans that are no longer available to newly-hired executives. For example, during most of his 42 years of service with the Company, Mr. McClanahan has participated in our pension plan final average pay formula in which his benefit grows based on years of service and final average pay. After 2008, the benefit under the final average pay formula was frozen and the benefit that an employee had under that formula was converted to a lump sum.

We also motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance. We expect our senior executive officers to have a higher percentage of their total compensation at risk and therefore, we try to align each of our senior executive officers with the short and long term performance objectives of CenterPoint Energy and with the interests of our shareholders. The size of at-risk compensation is expressed as a percentage of base salary.

We maintain benefit programs for our employees, including our senior executive officers but excluding our Executive Chairman, with the objective of retaining their services. Our benefits reflect competitive practices at the time the benefit programs were implemented and, in some cases, reflect our desire to maintain similar benefits treatment for all employees in similar positions. To the extent possible, we structure these programs to deliver benefits in a manner that is tax efficient to both the recipient and CenterPoint Energy.

Role of Compensation Committee

The Compensation Committee of the Board of Directors oversees compensation for our senior executive officers and other senior executives, including base salary and short term and long term incentive awards. The Committee also administers incentive compensation plans, evaluates our Chief Executive Officer’s performance and reviews management succession planning and development. The Board has determined that the members of the Committee meet the applicable requirements for independence under the standards of the Securities and Exchange Commission and the New York Stock Exchange discussed under “Director Independence” on page 7.

Role of Consultant.  To assist in carrying out its responsibilities, the Compensation Committee retains a consultant to provide independent advice on executive compensation and to perform specific tasks as requested by the Committee. The consultant reports directly to the Committee, which pre-approves the scope of work and the fees charged. Since October 2006, Cook & Co. has served as consultant to the Committee. The Committee reviews and assesses the independence and performance of its consultant in accordance with applicable Securities and Exchange Commission and NYSE rules on an annual basis in order to confirm that the consultant is independent and meets all applicable regulatory requirements. No other services were provided to us by Cook & Co. in 2013. From time to time, the Governance Committee of the Board of Directors also has retained Cook & Co. to provide independent advice on director compensation. Either committee may also direct the consultant to perform additional analyses or research related to compensation issues.

Decisions Made by the Compensation Committee.  The Compensation Committee reviews each element of compensation annually to improve alignment with stated compensation objectives. As a result of its review, the Committee may recommend that the Board approve adjustments to base salary for our senior executive officers. In addition, the Committee may adjust short term and long term incentive target compensation levels for the senior executive officers to better align compensation with our market-based pay philosophy. In its review, the Committee also takes into consideration whether any incentive compensation target or performance objective could lead to a decision by an executive to take an inappropriate level of risk for the Company. In establishing individual incentive targets and awards, the Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own qualitative assessment of the executive’s performance. In making these determinations, the Committee also takes into account our Chief Executive Officer’s performance evaluations of and recommendations regarding such executive officers.

Annually, the Committee directs its consultant to review the base salary and short term and long term incentive levels of our senior executive officers. In order to ensure that our compensation programs are market-based, the Committee’s consultant analyzes and matches the position and responsibilities of each senior executive officer to proxy statement data from a peer group of utility companies and to published compensation surveys covering both the utility industry and general industry. We do not consider geographical differences to be a relevant factor since we recruit on a national basis.

For 2013, the peer group for proxy statement data consisted of the following 16 publicly traded utility companies:

AGL Resources Inc.	Integrys Energy Group, Inc.
Ameren Corporation	NiSource Inc.
American Electric Power Company, Inc.	Pepco Holdings, Inc.
CMS Energy Corporation	PG&E Corporation
Consolidated Edison, Inc.	SCANA Corporation
DTE Energy Company	Sempra Energy
Duke Energy Corporation	Wisconsin Energy Corporation
Entergy Corporation	Xcel Energy Inc.

This peer group has median revenues and market capitalization comparable to CenterPoint Energy and CenterPoint Energy’s 3-year average percentage of income from regulated operations is within one standard deviation of the mean 3-year average percentage of income from regulated operations among the peer group companies. This group of companies is identical to the group of companies used for measuring our relative total shareholder return for purposes of determining payouts under some of our long term incentive compensation awards.

Prior to conducting its 2014 analysis, the Committee asked Cook & Co. to review the 2013 peer group. Cook & Co. compared the 2013 peer group to CenterPoint Energy based on key financial and other metrics and recommended no changes to the existing peer group. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Role of Executive Officers

Of our senior executive officers, only our Chief Executive Officer has a role in determining executive compensation policies and programs. Our Chief Executive Officer works with business unit and functional leaders along with our internal compensation staff to provide information to the Compensation Committee to help ensure that all elements of compensation support our business strategy and goals. Our Chief Executive Officer reviews internally developed materials before they are furnished to the Committee.

Our Chief Executive Officer also periodically reviews and recommends specific Company performance metrics to be used in short and long term incentive plans. Our Chief Executive Officer works with the various business units and functional departments to develop these metrics, which are then presented to the Committee for its consideration and approval.

Our Chief Executive Officer reviews and recommends changes to the peer companies used for compensation purposes using internal analyses of revenue and the percentage of income from regulated operations. These recommendations are reviewed by the Committee’s independent consultant and then presented to the Committee for its consideration and approval.

Within the parameters of the compensation policies established by the Committee, our Chief Executive Officer also makes preliminary recommendations for base salary adjustments and short term and long term incentive levels for the other senior executive officers. Our Chief Executive Officer also recommends payment amounts for the non-formulaic portion of the other executive officers’ short term incentive plan awards. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to CenterPoint Energy, improvement in organizational and employee development, and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

Elements of Compensation

Base Salary.  Base salary is the foundation of total compensation. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provides an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities. Our intent is that base salary for our most senior executives will be positioned near the 50th percentile of base salaries in the peer group and published compensation surveys.

Annual adjustments to base salary primarily reflect either changes or responses to changes in market data or increased experience and individual contribution of the employee. The typical date for making these adjustments is April 1; however, adjustments may occur at other times during the year to recognize new responsibilities or new data regarding the market value of the job being performed. Changes in base salary impact short and long term incentive payouts, as well as some benefits. A newly named executive or an executive whose responsibilities have significantly increased may be moved to the market median (50th percentile) over several years.

Short Term Incentives.  Our short term incentive plan provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for CenterPoint Energy and the individual’s business unit, as well as to recognize the employee’s performance during the year. The target for each employee is expressed as a percentage of base salary earned during the year.

The Compensation Committee determines each senior executive officer’s short term incentive target by taking into account the market analysis performed annually by its consultant as described above and recommendations from the Chief Executive Officer for officers other than himself.

The achievement of the performance objectives approved by the Committee determines the funding of the short term incentive plan for the year. The Committee establishes and approves the specific performance objectives based on possible objectives included in the short term incentive plan, which were last approved by our shareholders at our 2011 annual meeting as required under Section 162(m) of the Internal Revenue Code. Performance objectives are based on company and business unit financial and operational factors determined to be critical to achieving our desired business plans. Performance objectives are designed to reflect goals and objectives to be accomplished over a 12-month measurement period; therefore, incentive opportunities under the plan are not impacted by compensation amounts earned in prior years. After the end of the year, the Committee compares the actual results to the pre-established performance objectives and certifies the extent to which the objectives are achieved for funding the incentive plan. The Committee has discretion to decrease the amount payable pursuant to any performance award, but may not increase the amount payable pursuant to a performance award in a manner inconsistent with the requirements for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. In determining whether to exercise this discretion, the Committee may assess an individual executive’s contribution to the achievement of the performance objectives and any special circumstances, and will be guided by our policy providing that absent performance issues, individual performance awards under the plan will not be less than 50% of the funding of the individual award (as determined based on the level of achievement of the specified performance objectives). The Committee may also consider the input of our Chief Executive Officer on the amount to be awarded to each of the other senior executive officers. In addition, the Committee has discretion to pay awards that are not tied to performance objectives. This authority provides the Committee with the flexibility to provide awards for executive performance in connection with extraordinary circumstances or events. Any such amount paid in excess of the funded amount under the short term incentive plan is reported as a bonus instead of non-equity incentive plan compensation.

Because an important component of our business plan is successful financial performance, the primary performance objectives for 2013 were based on core operating income. “Core operating income” is our reported operating income adjusted to reflect what we consider to be our core operational business performance in the period being measured. The adjustments made to our reported operating income to arrive at our core operating income are detailed under “Executive Compensation Tables—Non-Equity Incentive Plan Awards” beginning on page 41.

For 2013, Mr. McClanahan’s performance objectives were related to our core operating income and the performance of our business units. These performance measures were determined to be appropriate given his responsibility with respect to the collective operating performance of all of CenterPoint Energy’s businesses as a whole. Performance objectives for our senior executive officers were based on a matrix of performance objectives for the Company as a whole and for the various business units. Business unit performance objectives include (i) achieving specified levels of core operating income or gross margin, as applicable, for the business unit, (ii) achieving specified levels of modified cash flow for the business unit, (iii) controlling expenditures, and (iv) non-financial operational performance objectives such as reliability indices, safety-related incident rates, and other objectives relating to the services provided by CenterPoint Energy.

Additional detail regarding specific performance objectives for our senior executive officers for 2013 and the specified threshold, target, maximum and exceptional achievement levels, and an example of the funding and distribution calculation are provided following the Grants of Plan-Based Awards for Fiscal 2013 table under “Executive Compensation Tables—Non-Equity Incentive Plan Awards” beginning on page 41.

The scaling of the levels necessary to achieve threshold, target, maximum and exceptional performance is based on an assessment of expected business performance during the measurement period. Over a period of years, if we achieve expected business performance, the short term incentive program should pay out at target levels. In order for a program to be motivational, there should be a high likelihood of achieving at least threshold performance in a given year. Also in a given year, we believe there should be a reasonable likelihood of achieving target performance. In order to create additional incentive for exceptional performance, funding for short term incentive goals related to operating income and gross margin can reach 200% of target, but it is not expected that this level of funding would be triggered in most years.

Effective January 1, 2010, the Compensation Committee revised the terms of the short term incentive plan for participants who are or become “retirement eligible” (age 55 with five years of service) during the year. Retirement-eligible participants who terminate employment after at least 90 days of service during the year will receive a short term incentive payment, if any, under the short term incentive plan pro-rated for the period of employment during the calendar year based on the actual achievement of the applicable performance objectives.

Long Term Incentives.  We provide a long term incentive plan in which each of our senior executive officers and certain other management-level employees participate. Our long term incentive plan is designed to reward participants for sustained improvements in CenterPoint Energy’s financial performance and increases in the value of our common stock and dividends over an extended period.

The Committee authorizes grants annually at a regularly scheduled meeting during the first quarter of the year. Grants can be made from a variety of award types authorized under our long term incentive plan. In recent years, we have emphasized performance-based shares.

We have also granted restricted stock unit awards, which we sometimes refer to as “stock awards” in this proxy statement, which vest based on continued service over a three-year period and the achievement of a performance goal based on the level of dividends declared over the vesting period. Over a period of years, if we achieve expected business performance, we expect that the long term incentive plan should pay out at target levels.

A three-year performance period is used for grants under the long term incentive plan because:

•	a three-to-five year period is a typical performance measurement period for this type of compensation element;

•	we have traditionally used a three-year period;

•	three years is of sufficient duration so that high or low performance in one year should neither guarantee nor preclude a payout; and

•	three years’ duration also helps assure participants that their performance will influence a payout during the measurement period.

As a result of the three-year performance period, in any given year, our senior executive officers generally have outstanding grants covering three concurrent periods.

On February 21, 2013, the Committee authorized awards as shown in the columns captioned Estimated Future Payouts Under Equity Incentive Plan Awards in the Grants of Plan-Based Awards for Fiscal Year 2013 table on page 40. The Committee set a target percentage of each senior executive officer’s base salary that was consistent with our objective of targeting the market median compensation level as described above. Vesting and payout of the performance shares will be determined based on the level of achievement of each performance objective over the three-year cycle of January 2013 through December 2015. For additional detail regarding the grants, see the discussion following the Grants of Plan-Based Awards for Fiscal Year 2013 table under “Executive Compensation Tables—Equity Incentive Plan Awards—Long Term Incentive Plan Awards Granted in February 2013” beginning on page 48.

Long term incentive compensation has been allocated between performance shares and stock awards on a 70% and 30% basis, respectively. This allocation provides what the Committee considers to be an appropriate blend of grants. The Compensation Committee reviews the allocation between performance shares and stock awards annually with its compensation consultant, Cook & Co. In 2013, Cook & Co. confirmed that the allocation between performance shares and stock awards on a 70% and 30% basis, respectively, was market-based among both utility peers and the general industry. Cook & Co. also informed the Compensation Committee that it believes that the blend is sufficient to provide both an incentive and retention effect for our senior executive officers. Our 2013 performance share awards were made in two separate, equal grants, with the payout opportunity for each grant based on a different performance objective. The first is based on total shareholder return over the three-year performance cycle as compared to that of a subset of the S&P Utility Index comprised of 17 companies, consisting of CenterPoint Energy and the other 16 companies listed above on page 49 (we refer to this group as the peer group subset of the S&P Utility Index). The second is based on achieving specified earnings per share goals over the three-year performance cycle.

Total shareholder return is a widely utilized metric that captures stock price appreciation and dividend yield. By comparing CenterPoint Energy’s total shareholder return to the other companies included in the peer group subset of the S&P Utility Index, threshold payout for this metric is achieved by the creation of shareholder value whereby CenterPoint Energy reaches the 35th percentile of panel based on position within this group (12th out of the 18 company peer group that includes CenterPoint Energy). Maximum payout for this metric is achieved by the creation of shareholder value that places CenterPoint Energy in the third position or higher within the group. Linear interpolation is used to reward performance between threshold and maximum. We intend for the total shareholder return measure to provide a reasonable chance of threshold performance, thus enhancing the motivational effects of the plan, while requiring a rank in the top three companies for maximum payout. We believe the peer group subset of the S&P Utility Index is a reasonable proxy for the universe of companies engaged in businesses similar to ours.

The Committee established cumulative earnings per share over the three-year performance cycle as reflected in our five-year plan at the time these awards were made as the other performance objective for long term incentive awards made in 2013. We calculate earnings per share based on generally accepted accounting principles, adjusted for certain factors to reflect what we consider to be our core earnings per share over the performance cycle. We intend that this objective will provide a reasonable chance of achieving threshold performance, thus enhancing the motivational effects of the plan, while requiring significant earnings growth for maximum payout. For a detailed description of the calculation of earnings per share, see page 49.

If actual achievement for the performance objective under an award does not meet at least the threshold level, the Compensation Committee will not approve a distribution under the plan related to that award. If a performance objective meets or exceeds the threshold level, the Committee has historically been able to approve a payout ranging from 50% to 150% of target based on actual achievement level. In December 2013, the Compensation Committee approved increasing the maximum payout opportunity for the performance share awards from 150% to 200% to remain competitive with competitor long term incentive plans.

The February 21, 2013 awards shown in the Grants of Plan-Based Awards for Fiscal Year 2013 table on page 40 also include stock awards. Vesting of these awards requires continuous service through the February 21, 2016 vesting date and a performance objective of declaring a minimum of $2.49 per share in cash dividends on CenterPoint Energy common stock during the three-year vesting period.

Payments of both the performance share awards and the stock awards will be made in the form of shares equal in number to the shares covered by the award multiplied by the achievement percentage, if applicable, subject to withholding to satisfy tax obligations. Please refer to “Potential Payments Upon Change in Control or Termination” for the impact of a change in control or termination of employment on outstanding grants.

Both the performance shares and the stock awards accrue dividend equivalents over the performance cycle or vesting period, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the shares which are vested are paid in cash when the shares are distributed. Dividend equivalents are not paid with respect to unearned and unvested shares.

In addition, outstanding performance share awards and stock awards provide that “retirement eligible” participants (age 55 with five years of service) who terminate employment will receive a payment under the award, if any, based on the actual achievement of the applicable performance objective at the end of the performance period or vesting period, respectively, with any such amount pro-rated for the period of their employment during that period. Upon termination for cause, no benefits are payable under the award agreements. In 2013, the Committee approved revised forms of award agreements for future performance share awards and stock awards to provide that a “retirement eligible” participant will not receive such pro-rated payments if he or she terminates employment within the first six months of the calendar year in which the award was made. In addition, the newly approved form of agreement for restricted stock unit awards with service-based vesting provides that such awards would be subject to earlier full vesting upon a change in control of the Company or pro-rata vesting upon the recipient’s earlier separation from service due to death, disability or retirement, provided that the recipient will not receive a payment if he or she retires within the first six months of the calendar year in which the award was made.

2013 Executive Compensation Program

In February 2013, the Compensation Committee reviewed the base salary and short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for Mr. McClanahan and determined not to change his base salary or short term and long term incentive targets from the levels established for 2012 compensation. The Compensation Committee also reviewed and approved increases to base salaries of Messrs. Whitlock, Rozzell and Standish ranging from 1.9% to 2.7%. The Committee also reviewed, but did not change, the short term and long term incentive targets (expressed as a percentage of base salary earned during the year) for Messrs. Whitlock, Rozzell and Standish from the target levels established for 2012 and 2011 incentive compensation. For 2013, the base salaries and short term and long term incentive targets for our senior executive officers were as follows:

Name	Base Salary effective 04/01/13	Short Term Incentive Target % as of 01/01/13 (No change)	Long Term Incentive Target % as of 01/01/13 (No change)
David M. McClanahan	$1,130,000 (No change)	100% of base salary	225% of base salary
Gary L. Whitlock	Increase of $15,000 to $571,000	75% of base salary	140% of base salary
Scott E. Rozzell	Increase of $10,000 to $530,000	75% of base salary	140% of base salary
Thomas R. Standish	Increase of $10,000 to $512,000	75% of base salary	140% of base salary

For a description of the compensation arrangements for Mr. Carroll, our Executive Chairman, please see “—Executive Chairman Compensation Arrangements.”

2014 Executive Compensation Program

In December 2013, after receiving input from its independent consultant, the Compensation Committee approved the following modifications to the compensation terms for Mr. Prochazka effective as of January 1, 2014, the effective date of Mr. Prochazka’s appointment as President and Chief Executive Officer of the Company:

•	Mr. Prochazka’s annual base salary was increased to $900,000;

•	Mr. Prochazka’s incentive target under the Company’s short term incentive plan for 2014 was increased to 100% of base salary; and

•	Mr. Prochazka’s incentive target under the Company’s long term incentive plan for 2014 was increased to 300% of base salary.

In December 2013, the Board of Directors, based on the recommendation of the Compensation Committee, approved entrance into a change in control agreement between Mr. Prochazka and the Company effective as of January 1, 2014 which provides, in the case of a change in control of the Company and termination of his employment, for severance benefits of three times Mr. Prochazka’s annual base salary plus bonus, and other benefits. The Agreement is for a one-year term with automatic renewal unless action is taken by the Company’s Board of Directors prior to the renewal. The Agreement does not provide for a tax gross-up payment to Mr. Prochazka if he is determined to owe any excise tax under Section 4999 of the Internal Revenue Code on “excess parachute payments.” Please see “Executive Compensation Tables—Potential Payments upon Change in Control or Termination” starting on page 57;

In February 2014, the Compensation Committee reviewed the base salary and short term and long term incentive targets for each of our senior executive officers and determined (i) not to change any of their short term or long term incentive targets from the target levels that were established for both 2012 and 2013 compensation, (ii) to increase Mr. Whitlock’s base salary by 5.1%, and (iii) to maintain the base salaries of Messrs. McClanahan, Rozzell and Standish at the levels established for 2013 compensation. In February 2014, the Compensation Committee also reviewed and discussed the long term incentive compensation awards to be made to our executives in 2014, including potential allocations between performance shares and stock awards, and the potential performance goals that would determine the payout opportunities under the planned awards. The Compensation Committee expects to meet again to review and approve the 2014 long term incentive awards to our executives in March 2014.

For 2014, the base salaries and short term and long term incentive targets for our senior executive officers (excluding Mr. McClanahan, who stepped down as President and Chief Executive Officer of the

Company effective December 31, 2013, but including Mr. Prochazka, who was appointed as President and Chief Executive Officer of the Company effective January 1, 2014) are as follows:

Name	Base Salary effective 04/01/14	Short Term Incentive Target % as of 01/01/14 (No change)	Long Term Incentive Target % as of 01/01/14 (No change)
Scott M. Prochazka	$900,000 (No change)	100% of base salary	300% of base salary
Gary L. Whitlock	Increase of $29,000 to $600,000	75% of base salary	140% of base salary
Scott E. Rozzell	$530,000 (No change)	75% of base salary	140% of base salary
Thomas R. Standish	$512,000 (No change)	75% of base salary	140% of base salary

For a description of the compensation arrangements for Mr. Carroll, our Executive Chairman, please see “—Executive Chairman Compensation Arrangements.”

Equity Award Practices

In accordance with the terms of our long term incentive plan, our practice is to price annual grants of equity awards at the closing market price for our common stock on the New York Stock Exchange on the grant date, which is the date the Compensation Committee approves the grants. In recent years, long term incentive grants made other than at the time of the annual grants have been provided for retention purposes or to new employees only. These types of grants are approved by the Compensation Committee or, with respect to our non-executive officers, a Special Stock Award Committee, which consists of our Chief Executive Officer and the Chairman of the Compensation Committee.

We do not have a practice of timing grants in coordination with the release of material information or timing grants to enhance the value of stock options to optionees. We have not granted stock options since 2004.

Recoupment of Awards

The Board has implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

Executive Stock Ownership Guidelines

Effective January 1, 2012, we revised our executive stock ownership guidelines in order to increase the amount of CenterPoint Energy common stock to be owned by our Chief Executive Officer from four times base salary to five times base salary, and to provide that unvested performance share awards will no longer be counted towards the guidelines for all of our officers. These changes were implemented following evaluation of peer group proxy disclosure data and review by the Compensation Committee and its compensation consultant. As modified, the guidelines indicate that our Chief Executive Officer should own CenterPoint Energy common stock having a market value of five times base salary, and the other senior executive officers should own CenterPoint Energy common stock having a market value of three times their respective base salaries. For purposes of the guidelines, the ownership requirement will be determined annually based on the executive’s current base salary (prior to 2012, the ownership requirement was determined based on the executive’s base salary at the time he or she became covered by the guidelines or at the time of promotion to a higher level covered by the guidelines). The base salary multiple is converted to a fixed number of shares (rounded to the nearest 100 shares) using the prior 365-day average closing price of our common stock as reported by the New York Stock Exchange.

In addition to shares owned outright, equivalent shares held in our savings plan, unvested stock awards, and shares held in trust are counted towards the guidelines. Until the designated ownership level is reached, the officer is expected to retain at least 50% of the after-tax shares delivered through the long term incentive plan. Certain exclusions apply to the retention expectation, such as estate planning, gifts to charity, education and the purchase of a primary residence. Newly hired or recently promoted officers are given a reasonable period of time to comply with these guidelines. The Committee reviews our officers’ stock holdings annually to monitor compliance with these guidelines. We have also adopted a policy prohibiting directors and corporate and senior division officers from pledging shares to secure loans, subject to grandfathering of existing arrangements, or otherwise holding shares of our common stock in margin accounts.

Our executive stock ownership guidelines were established in 2005 following consideration of a consultant’s survey report of proxy disclosure data relating to stock ownership guidelines at the largest 250 companies in the S&P 500 Index in terms of market capitalization. Guideline levels of four times salary for the Chief Executive Officer (prior to the January 2012 revision) and three times salary for other executive officers were originally established as appropriate at the time to achieve the objective of ensuring that the executives’ interests are appropriately aligned with shareholders’ interests for CenterPoint Energy common stock. In setting these guidelines we considered the character of CenterPoint Energy common stock as a relatively low volatility stock primarily driven by dividend yield. Although we do not conduct formal benchmarking studies of ownership guidelines, the ownership guidelines and the administration of the program are reviewed annually by the Compensation Committee with advice from the Committee’s consultant.

Review of Tally Sheets

At least annually (with the most recent pro forma April 1 version presented in February 2014), the Compensation Committee reviews tally sheets for each of our then current senior executive officers that reflect all components of compensation, including base salary, short term and long term incentive compensation, retirement benefits, deferred compensation benefits, death benefits, and benefits or payments that would be payable in connection with a change in control or termination of employment. Tally sheets are provided to the Committee to show how various compensation and benefits amounts are interrelated and how changes in one component of compensation impact other components and to enable Committee members to quantify amounts payable upon various termination scenarios.

Change in Control

We have change in control agreements with our senior executive officers that are intended to help ensure the executives’ continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements. The agreements are for a one-year term but renew automatically each year unless action is taken by the Board to modify or terminate them. In December 2013, the agreements automatically renewed for an additional year. In order to be eligible for benefits, the executive’s employment must be terminated following a change in control so that these agreements are subject to a “double trigger.” The Board has also determined that it will no longer include an excise tax gross-up payment in new and materially amended change in control agreements with our officers. For a more detailed discussion, refer to “Potential Payments upon Change in Control or Termination” on page 57.

Benefits

We have maintained a defined benefit plan for eligible employees since 1953 to help employees provide for retirement and to attract and retain employees. In addition, we maintain a benefit restoration plan as a nonqualified supplemental retirement plan to generally provide for benefits in excess of those available under the retirement plan due to annual limits imposed by the Internal Revenue Code. Changes in base salary and/or short term incentive compensation affect benefits payable under the retirement plan and the benefit restoration plan. A description of the retirement plan and benefit restoration plan begins under “Pension Benefits” on page 52. The present value of the accumulated benefits under the plans for each senior executive officer is set forth in the Pension Benefits table on page 53.

We maintain a savings plan designed to encourage all employees to help provide for their own retirement and to attract and retain employees. We also have a nonqualified savings restoration plan that provides for matching contributions not available under the savings plan due to Internal Revenue Code limits. Base salary and short term incentive compensation are included as eligible plan compensation under the provisions of the savings plan and the savings restoration plan. A description of the savings plan and the savings restoration plan begins on page 54. Matching contributions to the plans for the senior executive officers are included in the footnote to the All Other Compensation column of the Summary Compensation Table.

Our senior executive officers may defer salary and short term incentive compensation under our deferred compensation plan. A description of that plan begins on page 54. The above-market portion of the 2013 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

We also maintain an executive benefits plan for certain executives who were employed as of July 1, 1996 (Messrs. McClanahan and Standish) that provides death benefits. In 1996, we determined this benefit was no longer competitive in the market and consequently froze entry into this plan at that time. Only two of our senior executive officers participate in this plan. See footnote 6(f) to the Summary Compensation Table for a description of the plan and the estimated aggregate incremental benefit during 2013.

We also have an executive life insurance plan providing endorsement split-dollar life insurance in the form of a death benefit for designated executives who were employed as of December 31, 2001, including all of our senior executive officers. The purpose of this plan is to assist the executive’s beneficiaries with the impact of estate taxes on deferred compensation plan distributions. See footnote 6(e) to the Summary Compensation Table for a description of the plan.

Tax Considerations

We periodically evaluate our executive compensation programs in light of Section 162(m) of the Internal Revenue Code. This section generally limits the tax deductibility of compensation in excess of $1 million for certain executive officers, unless the compensation meets rules qualifying it as performance-based compensation. Generally, we intend to structure our compensation programs in a manner that maximizes tax deductibility. The Committee recognizes, however, that there may be situations in which the best interests of shareholders are served by administering some elements of compensation in a way that may not meet the requirements for performance-based compensation under Section 162(m). Currently, payments to a company’s chief financial officer are not subject to the limitations of Section 162(m).

Our change in control agreements described above for our senior executive officers provide a gross-up payment to cover any excise tax an executive is determined to owe on an “excess parachute payment”; however, the Board has determined that it will no longer include excise tax gross-up payment provisions in new and materially amended change in control agreements with our officers. The total change in control payment is subject to a reduction of up to ten percent if such reduction would avoid triggering excise tax. For additional discussion, refer to “Potential Payments upon Change in Control or Termination” on page 57.

Our executive plans and agreements that are subject to Section 409A of the Internal Revenue Code are intended to comply with Section 409A of the Internal Revenue Code.

Executive Chairman Compensation Arrangements

In April 2013, the Board of Directors appointed Milton Carroll as Executive Chairman of the Board effective as of June 1, 2013 and authorized us to provide certain compensation arrangements to Mr. Carroll.

Mr. Carroll previously served as a non-employee director and Chairman of the Board until his appointment as Executive Chairman. Prior to June 1, 2013, under an arrangement approved by the Board of Directors in April 2010, Mr. Carroll received the compensation payable to other non-employee directors and certain supplemental compensation for agreeing to serve as the non-executive Chairman of the Board through May 2013, a position that involved a substantial commitment of time over and above regular service as a Board member and member of committees of the Board. Under this arrangement, Mr. Carroll received a supplemental monthly retainer of $30,000 payable beginning June 30, 2010 and continuing until May 31, 2013.

In connection with his appointment as Executive Chairman in April 2013, the Board of Directors approved compensation arrangements for Mr. Carroll that provided for (i) an annual salary of $450,000 commencing June 1, 2013 and continuing thereafter until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board and payable on a monthly or semi-monthly basis, and (ii) an annual award of 30,000 shares of common stock to be made during the period commencing on June 1, 2013 and continuing until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board, with each such award payable on June 1, 2013, June 1, 2014 and June 1, 2015, respectively. Under this arrangement, we issued 30,000 shares of CenterPoint Energy common stock to Mr. Carroll on June 1, 2013. The compensation arrangements for Mr. Carroll that were adopted in connection with his appointment as Executive Chairman were approved by the independent members of the Board of Directors, and Messrs. Carroll and McClanahan did not participate in that determination.

In February 2014, the independent members of the Board of Directors approved the following modifications to Mr. Carroll’s compensation arrangements: (i) Mr. Carroll’s annual base salary was increased to $600,000 effective as of January 1, 2014 and continuing thereafter until the termination of Mr. Carroll’s service as Executive Chairman of the Board or as otherwise modified by the Board; (ii) Mr. Carroll was granted an award of 30,000 shares of common stock to be payable on June 1, 2016 contingent on his continued service as Chairman on that date; and (iii) Mr. Carroll will receive a 2014 long term incentive compensation award under the Company’s long term incentive plan that will be allocated between performance shares and stock awards on the same basis as 2014 awards to be made to other executive officers, with an incentive compensation target for Mr. Carroll equal to 200% of base salary.

Mr. Carroll participates in an executive life insurance plan as a director who was elected to the Board before 2001 and was not an employee of the Company at the time of his initial election. This plan provides endorsement split-dollar life insurance with a death benefit equal to six times the director’s annual retainer, excluding any supplemental retainer, with coverage continuing after the director’s retirement from the Board. Due to limits on the increases in the death benefit under this plan, the death benefit for Mr. Carroll remains at $180,000. The annual premiums on the policies are payable solely by CenterPoint Energy, and in accordance with the Internal Revenue Code, Mr. Carroll must recognize imputed income based upon the insurer’s one-year term rates. Mr. Carroll is also provided a tax gross-up payment for all taxes due on the imputed income associated with the policy value so that coverage is provided at no cost to him. The applicable amounts are set forth in footnotes 6(b) and 6(e) to the Summary Compensation Table. Upon the death of the insured, the director’s beneficiaries will receive the specified death benefit, and we will receive any balance of the insurance proceeds.

In conjunction with his duties as Executive Chairman of the Board, we also provide Mr. Carroll office space and administrative assistant services.

Mr. Carroll remains subject to our stock ownership guidelines for non-employee directors.

Executive Compensation Tables

The following tables show compensation information for our senior executive officers for the one-year periods ended December 31, 2013, 2012 and 2011 and for our Executive Chairman for the one-year period ended December 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
David M. McClanahan	2013	1,130,000		2,542,410	—	1,209,100	92,132	198,699	5,172,341
President and Chief	2012	1,130,000	—	2,542,663	—	1,084,800	2,631,740	513,632	7,902,835
Executive Officer	2011	1,122,500	—	2,200,453	—	1,571,500	1,231,402	346,401	6,472,256
Gary L. Whitlock	2013	567,250		778,432	—	497,762	66,304	102,048	2,011,796
Executive Vice President	2012	552,000	—	1,226,235	—	492,660	64,193	101,335	2,436,423
and Chief Financial Officer	2011	536,250	—	735,908	—	555,019	72,693	101,739	2,001,609
Scott E. Rozzell	2013	527,500		728,824	—	462,881	90,357	93,332	1,902,894
Executive Vice President,	2012	516,249	—	1,177,006	—	460,753	59,149	123,413	2,336,570
General Counsel and	2011	501,250	500,000	686,095	—	518,794	69,056	93,686	2,368,881
Corporate Secretary
Thomas R. Standish	2013	509,500		702,780	—	447,086	27,675	91,215	1,778,256
Executive Vice President	2012	498,250	—	1,151,827	—	444,688	673,554	223,890	2,992,209
	2011	483,251	—	660,724	—	514,662	483,833	146,604	2,289,074
Milton Carroll	2013	262,500		2,086,200	—	—	33,098	192,649	2,574,447
Executive Chairman

(1)

The 2011 bonus for Mr. Rozzell represents a discretionary payment in addition to the amount earned pursuant to achieved performance goals under our short term incentive plan. This bonus was awarded in recognition of Mr. Rozzell’s exceptional leadership and performance in connection with the regulatory proceedings and associated litigation related to CenterPoint Energy Houston Electric, LLC’s ultimate recovery of over $4 billion related to the restructuring of the electric industry in Texas.

(2)

Reported amounts for each of Messrs. McClanahan, Whitlock, Rozzell and Standish in the table above represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 based on the probable achievement level of the underlying performance conditions as of the grant date. The reported amount for Mr. Carroll in the table above represents the aggregate grant date fair value of stock awards included as part of the compensation arrangements for Mr. Carroll approved in April 2013 in connection with his appointment as Executive Chairman of the Board computed in accordance with FASB ASC Topic 718 as of the grant date. Under this arrangement, Mr. Carroll will be entitled to receive an annual award of 30,000 shares of our common stock to be made during the period commencing on June 1, 2013 and continuing until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board, with each such award payable on June 1, 2013, June 1, 2014 and June 1, 2015, respectively. Under this arrangement, we issued 30,000 shares of common stock to Mr. Carroll on June 1, 2013. The reported amount in the table above has been calculated for the maximum aggregate amount of 90,000 shares of common stock payable over the June 1, 2013 to May 31, 2016 period. For additional information, see “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements.” For purposes of the tables above and below, the effects of estimated forfeitures are excluded. Please also refer to the Grants of Plan-Based Awards for Fiscal Year 2013 table on page 40 and the accompanying footnotes.

The maximum value at the grant date of stock awards for each of Messrs. McClanahan, Whitlock, Rozzell and Standish assuming the highest level of performance conditions is achieved is as follows:

Name	Year	Maximum Value of Stock Awards ($)
McClanahan	2013	3,432,254
	2012	3,432,557
	2011	2,970,395
Whitlock	2013	1,050,863
	2012	1,490,799
	2011	993,251
Rozzell	2013	983,685
	2012	1,424,470
	2011	926,266
Standish	2013	948,753
	2012	1,390,460
	2011	892,078

(3)	CenterPoint Energy has not granted stock options since 2004.

(4)

Non-Equity Incentive Plan Compensation represents short term incentive awards earned with respect to performance in the designated year and paid in the following year. For more information on the 2013 short term incentive awards, refer to the Grants of Plan-Based Awards for Fiscal Year 2013 table on page 40 and the accompanying footnotes.

(5)	The two components of the 2013 Change in Pension Value and Nonqualified Deferred Compensation Earnings are as follows:

Name	Change in Pension Value(a) ($)	Above Market Earnings on Nonqualified Deferred Compensation(b) ($)	Total ($)
McClanahan	—	92,132	92,132
Whitlock	66,058	246	66,304
Rozzell	90,357	—	90,357
Standish	—	27,675	27,675
Carroll	—	33,098	33,098

(a)

The Change in Pension Value is the increase or decrease in the present value of accumulated benefits under our retirement plan and the related benefit restoration plans from December 31, 2012 to December 31, 2013. Benefits are assumed to commence as of the earliest age that an individual could retire without a reduction in benefits. The present value as of December 31, 2012 assumed a discount rate of 4.00% and lump sum conversion interest rates of 3.00%, 3.75% and 4.00% for benefits paid within the first 5 years, 6th through 20th years, and all remaining years, respectively. The present value as of December 31, 2013 assumed a discount rate of 4.80% and lump sum conversion interest rates of 3.80%, 4.55% and 4.80% for benefits paid within the first 5 years, 6th through 20th years, and all remaining years, respectively. Messrs. McClanahan and Standish experienced declines in the change in Pension Value between December 31, 2012 and December 31, 2013 of $1,488,457 and $327,590 respectively. This decline was due to the significant increase in interest rates used for discounting payments, from 4.00% to 4.80%, which more than offset the increases due to pay and service accruals during 2013 for these two participants. Refer to the narrative accompanying the Pension Benefits table on page 53 for a more detailed discussion of the present value calculation.

(b)

Above Market Earnings consist of the amounts that exceed 120% of the applicable federal long term rate at the time the interest rate was set. In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 deferred compensation plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

(6)	The following table sets forth the elements of All Other Compensation for 2013:

Name(a)	Tax Reimbursements(b) ($)	Contributions to Vested and Unvested Defined Contribution Plans (qualified)(c) ($)	Contributions to Vested and Unvested Defined Contribution Plans (nonqualified)(d) ($)	Insurance Premiums(e) ($)	Annual Value of Executive (Death) Benefit Plan (change in PVAB)(f) ($)	Director Fees Earned or Paid in Cash(g) ($)	Total All Other Compensation ($)
McClanahan	6,562	15,300	117,588	59,249	—	—	198,699
Whitlock	3,315	15,300	48,295	35,138	—	—	102,048
Rozzell	3,152	15,300	43,995	30,885	—	—	93,332
Standish	2,689	15,300	41,951	31,275	—	—	91,215
Carroll	596	—	—	4,886	—	187,167	192,649

(a)	None of the named executive officers received perquisites valued in excess of $10,000 during 2013.

(b)

The tax reimbursement amounts shown are gross-up payments equal to the after-tax cost of imputed income that the named executive officers are required to recognize as a result of coverage under the executive life insurance plan described in footnote (e) below. The gross-up payment is provided in accordance with the terms of each officer’s agreement. The gross-up payments are calculated assuming the highest individual income tax rate is applicable.

(c)	These amounts represent CenterPoint Energy’s contributions to the savings plan, which is described under “Savings Plan and Savings Restoration Plans” on page 54.

(d)	These amounts represent benefits accrued under the savings restoration plan, which is described under “Savings Plan and Savings Restoration Plans” on page 54.

(e)

The insurance premium amounts include annual premiums we pay to provide life insurance coverage and long term disability coverage for our senior executive officers, and coverage for our named executive officers under an executive life insurance plan providing split-dollar life insurance. The executive life insurance plan provides endorsement split-dollar life insurance, with coverage continuing after the executive’s termination of service at age 65 or later. If the participant leaves after age 55 and prior to age 65, benefits under the plan will cease unless the Compensation Committee elects to continue the coverage. All senior executive officers have single-life coverage equal to two times current salary. The death benefit for Mr. Carroll under the plan is $180,000. Upon the death of the insured, CenterPoint Energy will receive any balance of the insurance proceeds payable in excess of the specified death benefit. For additional details regarding Mr. Carroll, see “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements.”

(f)

These amounts include the estimated aggregate incremental benefit during 2013 of providing benefits under our executive benefit plan for Messrs. McClanahan and Standish who participate in this plan pursuant to individual contractual agreements originally entered into in 1986 and 1993, respectively. If death occurs during active employment, the plan provides for a benefit of 100% of the executive’s current base salary for one year and then 50% of base salary for nine years. The plan also provides that if the executive retires after reaching age 65, CenterPoint Energy will pay an annual benefit equal to 50% of the executive’s annual base salary at the time of retirement for six years after his death. If the executive terminates employment prior to reaching age 65, all benefits are forfeited. The present value of the benefit of Messrs. McClanahan and Standish between December 31, 2012 and December 31, 2013 declined by $161,178 and $55,860, respectively. This decline was due to the significant increase in interest rates used for discounting payments, from 3.90% at December 31, 2012 to 4.75% at December 31, 2013. Benefits have been calculated assuming retirement at age 65 and using base salary in effect at the end of the year for which the calculation was made. No pre-retirement mortality or terminations are assumed. In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

(g)

This amount represents Mr. Carroll’s fees earned or paid in cash for his service as a director from January 1, 2013 through May 31, 2013. Effective June 1, 2013, Mr. Carroll was appointed Executive Chairman of the Company.

Grants of Plan-Based Awards for Fiscal Year 2013

The following table presents the non-equity and equity incentive plan-based awards granted during 2013. The grant date fair value of equity awards is based on the probable achievement level of the underlying performance conditions as of the grant date at the closing price on the grant date, which was $20.67 for the February 21, 2013 grants and $23.18 for the June 1, 2013 grant.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold: Number of Shares (#)	Target: Number of Shares (#)	Maximum: Number of Shares (#)	Grant Date Fair Value of Stock Awards ($)
David M. McClanahan	2/21/2013	565,000	1,130,000	2,090,500	—	36,900	—	762,722
	2/21/2013				21,525	43,050	64,575	889,844
	2/21/2013				21,525	43,050	64,575	889,844
Gary L. Whitlock	2/21/2013	212,719	425,438	744,516	—	11,300	—	233,570
	2/21/2013				6,590	13,180	19,770	272,431
	2/21/2013				6,590	13,180	19,770	272,431
Scott E. Rozzell	2/21/2013	197,813	395,625	692,344	—	10,600	—	219,102
	2/21/2013				6,165	12,330	18,495	254,861
	2/21/2013				6,165	12,330	18,495	254,861
Thomas R. Standish	2/21/2013	191,063	382,125	668,719	—	10,200	—	210,834
	2/21/2013				5,950	11,900	17,850	245,973
	2/21/2013				5,950	11,900	17,850	245,973
Milton Carroll	6/1/2013	—	—	—	—	90,000	—	2,086,200

There were no other equity awards granted during the year.

(1)

The estimated payouts under non-equity incentive plan awards are based on the terms of our February 2013 grants under the short term incentive plan. Based on the goals adopted in 2013, the maximum payout amount (as shown in the Maximum column) is 185% of target for Mr. McClanahan, 175% of target for Messrs. Whitlock, Rozzell and Standish. The amounts reflected in the Maximum column include the impact of achievement at the exceptional level with regard to core operating income performance objectives. Actual amounts paid in 2014 for 2013 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. In addition, the maximum payout to any senior executive officer under the terms of the short term incentive plan is 200% of that individual’s target. Any amount awarded by the Compensation Committee to an individual executive officer in excess of the actual performance level of the underlying performance objectives is reflected in the Summary Compensation Table in the Bonus column.

(2)

The grants of equity incentive plan awards consist of two types of awards for each senior executive officer: a restricted stock unit award covering a number of shares listed in the Target: Number of Shares column in the first line for each officer, and two performance share awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards in the second and third lines for each officer. Both the restricted stock unit awards and the performance share awards accrue dividend equivalents over the vesting period or performance cycle, respectively, at the same level as dividends earned by shareholders on shares of common stock outstanding. Dividend equivalents on the vested shares will be paid in cash. These awards are granted under our long term incentive plan. Refer to Note (2) to the Outstanding Equity Awards at Fiscal Year-End 2013 table for the vesting date of each of these awards. The equity incentive award for Mr. Carroll reflects the stock awards included as part of the compensation arrangements for Mr. Carroll approved in April 2013 in connection with his appointment as Executive Chairman of the Board. Under this arrangement, Mr. Carroll will be entitled to receive an annual award of 30,000 shares of common stock to be made during the period commencing on June 1, 2013 and continuing until the earlier of May 31, 2016 or the termination of Mr. Carroll’s service as Executive Chairman of the Board, with each such award payable on June 1, 2013, June 1, 2014 and June 1, 2015, respectively. Under this arrangement, we issued 30,000 shares of common stock to Mr. Carroll on June 1, 2013. The reported amounts in the table above has been calculated for the maximum aggregate amount of 90,000 shares of common stock payable over the June 1, 2013 to May 31, 2016 period. For additional information, see “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements.”

Non-Equity Incentive Plan Awards

For our short term incentive plan, the following thresholds had to be met before any payouts for the 2013 plan year occurred:

•	After-tax income from continuing operations had to exceed the common dividends paid; and

•	Core operating income had to equal or exceed $1 billion.

Short Term Incentive Targets.  The base salary earned and short term incentive target for each of our senior executive officers for the 2013 plan year were as follows:

	McClanahan	Whitlock	Rozzell	Standish
Base salary earned in 2013	$1,130,000	$567,250	$527,500	$509,500
Target short term incentive award percentage for 2013	100%	75%	75%	75%

Mr. Carroll is not eligible to participate in our short term incentive plan.

Funding of the Short Term Incentive Plan Awards.  The achievement of performance objectives, which the Compensation Committee establishes and approves annually, is used to determine the funding of the short term incentive plan for the year. For each performance objective, a target performance level is established at the beginning of the year. If actual performance is achieved at that target level, the plan is funded at 100% for that performance objective. A threshold level of achievement is also established for the performance objective. Achievement must meet at least the threshold level for any funding to be provided on that performance objective. At the threshold level, funding for that performance objective is 50% of the target amount. Similarly, a maximum level of performance is established for each performance objective, which results in funding for that objective at 150% of the target amount if the maximum level of performance is achieved. An exceptional achievement level is established at 200% of target for performance objectives related to core operating income and certain components of the composite Energy Services business unit (CES) performance objective. Linear interpolation is used to determine funding for performance between achievement levels. The maximum funded amount under the plan is limited based on the percentage achievement level of the applicable performance objectives and the base salary earned multiplied by the applicable executive’s short term incentive target. The performance objectives for each of our senior executive officers used to determine the level of funding for their 2013 short term incentive plan awards were as follows:

Performance Objectives	Performance Objectives Actual Achievement	Weightings of Performance Objectives
		McClanahan	Whitlock	Rozzell	Standish
CenterPoint Energy Core Operating Income	98%	60.0%	40.0%	40.0%	40.0%
Business Services Controllable Expenses	150%	—	20.0%	20.0%	20.0%
Composite Electric Transmission & Distribution Goal Achievement	134%	15.2%	15.2%	15.2%	15.2%
Composite Natural Gas Distribution Goal Achievement	134%	8.4%	8.4%	8.4%	8.4%
Composite Interstate Pipelines Goal Achievement	99%	8.0%	8.0%	8.0%	8.0%
Composite Field Services Goal Achievement	104%	8.0%	8.0%	8.0%	8.0%
Composite Energy Services Achievement	84%	0.4%	0.4%	0.4%	0.4%
Total Weightings		100%	100%	100%	100%
Funded Achievement Level		107%	117%	117%	117%
Awarded Level		107%	117%	117%	117%

Each of the performance objectives is described in detail below.

To determine “core operating income,” we adjust our reported operating income to remove the effect of specified items, either positive or negative, in order to reflect what we consider to be our core operational business performance in the period being measured. Adjustments are the following:

•

plus or minus income or loss (excluding allowance for funds used during construction) from any partnerships in which the company holds an equity interest, which is recorded as equity income per accounting rules;

•	plus or minus amounts recorded in other income/expense associated with non-controlling interests;

•	plus or minus income or loss related to the company’s stranded cost recovery and system restoration bonds;

•	plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	plus or minus the significant financial impacts associated with a joint venture or master limited partnership not reflected in the plan;

•	plus or minus the financial impacts of any changes in accounting standards;

•	plus or minus unplanned expenses associated with the launch of new business;

•	plus any significant unplanned expenses required by new legislation or regulation;

•

plus unplanned restructuring costs (restructuring costs are defined to include termination benefits provided to current employees that are voluntarily or involuntarily terminated; costs to terminate a contract that is not a capital lease; and costs to consolidate facilities or relocate employees); and

•	plus impairment of goodwill.

For 2013, the various levels of achievement for “core operating income,” the most significant performance objective for CenterPoint Energy, as well as each of its Electric Transmission and Distribution, Natural Gas Distribution, Interstate Pipelines and Field Services business units, were as follows:

	In Millions
Business Unit	Threshold ($)	Target ($)	Maximum ($)	Exceptional ($)
CenterPoint Energy	1,084.0	1,169.0	1,253.0	1,298.0
Electric Transmission and Distribution	412.4	434.1	464.5	486.2
Natural Gas Distribution	221.1	232.7	249.0	260.6
Interstate Pipelines	197.0	218.9	240.8	251.7
Field Services	203.0	225.6	248.2	259.4

The threshold levels above are based on our 2013 business plan, as approved by the Board of Directors, (i) less 7.2% for CenterPoint Energy, (ii) less 5% for Electric Transmission and Distribution and Natural Gas Distribution and (iii) less 10% for Interstate Pipelines and Field Services. The exceptional levels are based upon exceeding our 2013 approved business plan (i) plus 11% for CenterPoint Energy, (ii) plus 12% for Electric Transmission and Distribution and Natural Gas Distribution and (iii) plus 15% for Interstate Pipelines and Field Services.

“Business Services Controllable Expenses” is defined as operation and maintenance expenses reported pursuant to generally accepted accounting principles, adjusted, either positively or negatively, to reflect what we consider to be the core operational performance of Business Services. Performance of this objective is compared to the plan amounts established at the beginning of 2013. For 2013, threshold, target and maximum performance levels for this objective were $251.6 million, $241.9 million and $225 million, respectively. Actual business services controllable expenses for 2013 were $225.1 million, resulting in achievement above the target level at 150%.

“Capital Expenditures” as used below to determine the performance objective of our Electric Transmission and Distribution and Natural Gas Distribution business units is adjusted for the significant financial impacts associated with a joint venture or master limited partnership not reflected in the plan and any changes in accounting standards and is defined as:

•

capital expenditures (excluding allowance for funds used during construction and area load growth for Electric Transmission and Distribution and customer growth and additions for Natural Gas Distribution);

•	minus any significant unplanned expenses required by new legislation or regulation;

•	plus or minus unplanned expenditures, accelerations, deferrals or cancellations that receive written approval from the CEO, the CenterPoint Energy Executive Committee or Board of Directors;

•	plus or minus any changes resulting from realignments between business units, or between business units and Business Services;

•	plus or minus any differences between plan and allocation percentages of capitalized operations and maintenance expenses for internal labor and related expenses; and

•	plus or minus unplanned information technology costs that receive written approval per established procedures.

“Operation and Maintenance Expenditures per Customer” as used below to determine the performance objective of our Natural Gas Distribution business unit is adjusted for the significant financial impacts associated with a joint venture or master limited partnership not reflected in the plan and any changes in accounting standards and is defined as:

•	operations and maintenance expenses;

•

minus energy efficiency costs (which include mandated spending and tracked costs but exclude bonus achievement for the Minnesota conservation incentive program costs, energy efficiency costs, gas affordability program and any similar newly approved regulatory mechanisms);

•	minus unplanned expenditures required to generate additional revenues;

•

minus unplanned restructuring costs (restructuring costs are defined to include termination benefits provided to current employees that are voluntarily or involuntarily terminated, costs to terminate a contract that is not a capital lease and costs to consolidate facilities or relocate employees);

•	minus significant unplanned expenditures required by new legislation or regulation;

•	minus Home Service Plus labor and benefits costs incurred to generate revenues;

•	minus significant unplanned costs that receive written approval from the CEO or the CenterPoint Energy Executive Committee;

•	plus or minus any changes resulting from realignments between business units, or between units and Business Services;

•	plus or minus any differences between plan and actual allocation percentages of capitalized operations and maintenance expenses for internal labor and related expenses; and

•	plus or minus unplanned information technology costs that receive written approval per established procedures.

“Controllable O&M and Maintenance Capital” as used below to determine the performance objective achievement of our Interstate Pipelines and Field Services business units is adjusted for the significant financial impacts associated with a joint venture or master limited partnership not reflected in the plan and any changes in accounting standards and is defined as:

•	operations and maintenance expenses;

•

plus maintenance capital (excluding regulatory capital), adjusted for extraordinary capital projects outside of the scope of the business units’ capital budgets and changes to capital projects that receive contemporaneous written approval from the CenterPoint Energy Executive Committee or Board of Directors, and significant projects planned in 2013 but carried over to future periods);

•	minus unplanned expenditures attributable to new growth projects approved by the CenterPoint Energy Executive Committee or the Board of Directors;

•

minus unplanned restructuring costs (restructuring costs are defined to include termination benefits provided to current employees that are voluntarily or involuntarily terminated, costs to terminate a contract that is not a capital lease and costs to consolidate facilities or relocate employees); and

•	minus unplanned expenditures required by new legislation or regulation.

“CES Business Gross Margin” as used below to determine the performance objective of our Energy Services business unit is defined as (i) the gross margin of CES as determined pursuant to generally accepted accounting principles; (ii) plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments; and (iii) plus or minus the financial impacts of any changes in accounting standards.

“CES Business Operating Income” as used below to determine the performance objective of our Energy Services business unit is defined as (i) the operating income of CES as determined pursuant to generally accepted accounting principles; (ii) plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments; and (iii) plus significant unplanned expenses that receive written approval from the Chief Executive Officer and/or the Executive Committee.

Electric Transmission and Distribution

The Electric Transmission and Distribution performance objective achievement consisted of the following:

	($ in Millions)						Actual
	Threshold		Target	Maximum	Exceptional	Weight	#	%
Financial
Core Operating Income		$412.4	$434.1	$464.5	$486.2	20.0%	$434.9	101%
Operational Performance
Capital Expenditures	<or = $	570.4	< or = $559.7	< or = $548.9		20.0%	$530.2	150%
	>or = $	505.8	>or = $516.6	> or = $527.4
Reliability—System Average Interruption Duration Index (SAIDI)		112	102	92		20.0%	97	125%
Customer Service
System Average Interruption Frequency Index (SAIFI)		1.55	1.41	1.27		13.4%	1.30	139%
Safety
Recordable Incident Rate (RIR)		1.82	1.73	1.56		13.3%	1.48	150%
Preventable Vehicle Incident Rate (PVIR)		2.64	2.51	2.26		13.3%	2.08	150%
Business Unit Achievement								134%

Natural Gas Distribution

The Natural Gas Distribution performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%
Financial
Core Operating Income	$221.1	$232.7	$249.0	$260.6	20.0%	$258.5	191%
Operational Performance
Operations and Maintenance Expenditures per Customer	$186.7	$177.8	$168.9		13.4%	$171.2	137%
Capital Expenditures	<or = $404.7	<or = $397.1	<or = $389.4		26.7%	$374.3	150%
	>or = $358.9	>or = $366.5	>or = $374.2
Customer Service
Customer Engagement/Satisfaction—Customer Survey Results	3.76	3.85	3.95		13.3%	3.74	0%
Safety
Recordable Incident Rate (RIR)	2.11	2.01	1.81		13.3%	1.51	150%
Preventable Vehicle Incident Rate (PVIR)	1.66	1.58	1.42		13.3%	1.47	134%
Business Unit Achievement							134%

Interstate Pipelines

The Interstate Pipelines performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%
Group Specific
Field Services Core Operating Income	$203.0	$225.6	$248.2	$259.4	20.0%	$221.5	91%
Financial
Core Operating Income	$197.0	$218.9	$240.8	$251.7	26.7%	$200.0	57%
Controllable O&M and Maintenance Capital	$325.8	$313.3	$294.5		20.0%	$299.7	136%
Operational Performance (with CEFS)
Fuel Efficiency North Louisiana	2.00%	1.50%	1.00%		6.66%	0.95%	150%
Safety (with CEFS)
Recordable Incident Rate (RIR)	1.25	1.15	0.77		6.66%	0.91	132%
Preventable Vehicle Collision Rate (PVCR)	1.24	1.04	0.90		6.66%	1.29	0%
Number of Pipeline Incidents	8	6	5		6.66%	3	150%

			(with no injuries or death)
Compliance (with CEFS)
Compliance Items not completed on time in Maintenance Management System (MMS)	10	8	5	6.66%	2	150%
Business Unit Achievement						99%

Field Services

The Field Services performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%
Group Specific
Interstate Pipelines Core Operating Income	$197.0	$218.9	$240.8	$251.7	20.0%	$200.0	57%
Financial
Core Operating Income	$203.0	$225.6	$248.2	$259.4	26.7%	$221.5	91%
Controllable O&M and Maintenance Capital	$175.0	$168.3	$158.2		20.0%	$140.9	150%
Operational Performance (with Interstate Pipelines)
Fuel Efficiency North Louisiana	2.00%	1.50%	1.00%		6.66%	0.95%	150%
Safety (with Interstate Pipelines)
Recordable Incident Rate (RIR)	1.25	1.15	0.77		6.66%	0.91	132%
Preventable Vehicle Collision Rate (PVCR)	1.24	1.04	0.90		6.66%	1.29	0%
Number of Pipeline Incidents	8	6	5 (with no injuries or death)		6.66%	3	150%
Compliance (with Interstate Pipelines)
Compliance Items not completed on time in Maintenance Management System (MMS)	10	8	5		6.66%	2	150%
Business Unit Achievement							104%

Energy Services

The Energy Services performance objective achievement consisted of the following:

	($ in Millions)					Actual
	Threshold	Target	Maximum	Exceptional	Weight	#	%
Financial
CES Business Gross Margin	$64	$71	$78	$85	50%	$66.1	65%
CES Business Operating Income	$12	$16	$20	$24	50%	$16.2	103%
Business Unit Achievement							84%

Example of Funding and Distribution of the Short Term Incentive Plan Awards

The following example is provided to illustrate the funding and distribution of the short term incentive plan. For purposes of this example, we have assumed a base salary earned of $500,000, a short term incentive plan target of 75% and a funded achievement level of 120%.

Funding of the Short Term Incentive Plan Award:

Base salary earned during the year	$500,000
Short term incentive plan target percentage	X 75%

Target individual award amount	$375,000
Funded achievement level	X 120%

Funding of the short term incentive plan award	$450,000

Distribution of the Short Term Incentive Plan Award:

Funding of the short term incentive plan award per above	$450,000
Formulaic award percentage	X 50%

Formulaic portion paid	$225,000

Any amount paid above the formulaic portion is at the discretion of the Committee.

Equity Incentive Plan Awards

Long Term Incentive Plan Awards Granted in 2013. To determine the amount of long term incentive compensation granted, each senior executive officer’s base salary was multiplied by his long term incentive target percentage. The resulting amount of long term incentive compensation for each of the awards of performance shares and stock awards was then divided by the closing price of our common stock on the New York Stock Exchange on February 21, 2013 ($20.67). The grants were determined as follows:

Description	McClanahan	Whitlock	Rozzell	Standish
Base Salary as of 12/31/2012	$1,130,000	$556,000	$520,000	$502,000
Long term incentive target	225%	140%	140%	140%
Long term incentive compensation at target	$2,542,500	$778,400	$728,000	$702,800
Performance share portion (70%)	$1,779,750	$544,880	$509,600	$491,960
Performance shares granted at target (rounded)	86,100	26,360	24,660	23,800
Stock award portion (30%)	$762,750	$233,520	$218,400	$210,840
Stock award shares granted at target (rounded)	36,900	11,300	10,600	10,200

For a discussion of long term incentive compensation granted to Mr. Carroll, see “Compensation Discussion and Analysis—Executive Chairman Compensation Arrangements.”

Performance Shares. Participants received two separate, equal awards totaling the performance shares granted at target shown above, with vesting of each award based on one of the independent performance objectives listed below. “Retirement eligible” participants (age 55 with five years of service) who terminate employment on or after July 1 of the calendar year in which the award is granted will receive a payment under the award, if any, based on the actual achievement of the performance objective at the end of the vesting period with any such amount pro-rated for the period of their employment during the vesting period:

Performance Objectives	Threshold Achievement (50%)	Target Achievement (100%)	Maximum Achievement (150%)
Total shareholder return based upon companies in the S&P Utility Index peer group subset	At least 35th percentile	Linear interpolation between Threshold and Maximum achievement	3rd position or higher
Earnings per share goals over three-year performance cycle	$3.62	$3.89	$4.16

Total Shareholder Return

One performance share award vests based on total shareholder return achieved over the three-year cycle in comparison to a subset of 17 companies (including CenterPoint Energy) in the peer group subset of the S&P Utility Index as of January 1, 2013. Maximum achievement (150% of target) requires CenterPoint Energy to rank third or higher in that comparison, but no shares would vest if the company ranks below the 35th percentile in that comparison (threshold level). For this performance objective, the number of performance shares granted will vest using linear interpolation between the threshold and maximum achievement levels.

The 17 companies included in our peer group subset of the S&P Utility Index as of January 1, 2013 were:

AGL Resources, Inc.	Integrys Energy Group, Inc.
Ameren Corporation	NiSource Inc.
American Electric Power Company, Inc.	Pepco Holdings, Inc.
CenterPoint Energy, Inc.	PG&E Corporation
CMS Energy Corporation	SCANA Corporation
Consolidated Edison, Inc.	Sempra Energy
DTE Energy Company	Wisconsin Energy Corporation
Duke Energy Corporation	Xcel Energy Inc.
Entergy Corporation

Earnings Per Share

One performance share award vests based on earnings per share achieved over the three-year cycle for the award, with maximum achievement (150% of target) being reached if earnings per share reaches the maximum level, but no shares would vest if earnings per share are below the threshold level. The number of performance shares granted will vest using linear interpolation between the threshold and maximum achievement levels.

Earnings per share used to determine the vesting of performance share awards is based on our earnings per share as reported pursuant to generally accepted accounting principles (GAAP), adjusted to remove the effect of specified items in order to reflect what we consider to be our core operational business performance in the period being measured. Adjustments are the following:

•	plus or minus the impacts of any changes in accounting standards;

•	plus or minus any impact to income from changes in value of Time Warner stocks and the related ZENS securities;

•	plus or minus any mark-to-market accounting entries and net natural gas inventory adjustments not reflected in the plan;

•	plus impairments of goodwill;

•	significant financial impacts associated with a joint venture or master limited partnership not reflected in the plan; and

•	gains, losses or expenses required by GAAP for mergers and acquisitions and not reflected in the plan.

Refer to “Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentives” for a discussion of vesting and dividend rights associated with awards under our long term incentive plan.

Stock Awards. Participants received a restricted stock unit award, which we sometimes refer to as a “stock award” in this proxy statement, representing shares of CenterPoint Energy common stock, as shown in the table on page 40. Vesting of the stock awards requires CenterPoint Energy to have declared cash dividends on its common stock during the three-year vesting period totaling at least $2.49 per share and continuous service by the recipient through the three-year vesting period. “Retirement eligible” participants (age 55 with five years of service) who terminate employment on or after July 1 of the calendar year in which the award is granted will receive a payment under the award, if any, based on the actual achievement of the performance objective at the end of the vesting period with any such amount pro-rated for the period of their employment during the vesting period.

Outstanding Equity Awards At Fiscal Year-End 2013

The following table provides information regarding the outstanding equity awards held by our named executive officers as of December 31, 2013. The closing stock price on the New York Stock Exchange on December 31, 2013 was $23.18.

	Option Awards					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
McClanahan	—	—	—	—	—	—	—	369,905	8,574,398
Whitlock	—	—	—	—	—	—	—	125,390	2,906,540
Rozzell	—	—	—	—	—	—	—	118,035	2,736,051
Standish	—	—	—	—	—	—	—	114,250	2,648,315
Carroll	—	—	—	—	—	—	—	60,000	1,390,800

(1)	None of the awards have been transferred.

(2)	Outstanding stock awards with performance objectives will fully vest on the following dates:

Grant Date	Type of Stock Award	Vesting Date	McClanahan	Whitlock	Rozzell	Standish	Carroll
February 24, 2011	Stock Award(a)	2/24/2014	42,700	14,300	13,300	12,800	—
February 22, 2012	Stock Award(a)	2/22/2014	—	12,500	12,500	12,500	—
February 22, 2012	Performance Shares(b)	12/31/2014	142,080	42,240	39,510	38,100	—
February 22, 2012	Stock Award(a)	2/22/2015	40,600	12,100	11,300	10,900	—
February 21, 2013	Performance Shares(c)	12/31/2015	107,625	32,950	30,825	29,750	—
February 21, 2013	Stock Award(a)	2/21/2016	36,900	11,300	10,600	10,200	—
June 1, 2013	Stock Award(a)	6/1/2014	—	—	—	—	30,000
June 1, 2013	Stock Award(a)	6/1/2015	—	—	—	—	30,000

Total			369,905	125,390	118,035	114,250	60,000

(a)	Award provides only one achievement level.

(b)	Based on 2012 and 2013 results, the provided amounts reflect maximum achievement for the total shareholder return and earnings per share awards.

(c)	Based on 2013 results, the provided amounts reflect maximum achievement for the total shareholder return awards and target achievement for the earnings per share awards.

Option Exercises and Stock Vested for Fiscal Year 2013

The following table indicates the number and value of stock options exercised and stock awards vested during 2013.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
McClanahan	106,100	1,282,494	184,156	4,697,070
Whitlock	35,200	491,283	73,978	1,839,655
Rozzell	—	—	69,970	1,737,208
Standish	—	—	67,874	1,683,719
Carroll	—	—	35,000	821,975

(1)	For each of the named executive officers, the Stock Awards consist of the following:

Name	Performance Share Awards for the 2011-2013 Performance Cycle(a)		Stock Awards Granted February 24,2010 That Vested February 24, 2013		Stock Awards Granted February 22, 2012 That Vested February 22, 2013		Stock Awards Granted May 1, 2012 That Vested May 1, 2013		Stock Awards Granted June 1, 2013 That Vested June 1, 2013
	Number of Shares (#)	Value Realized on Vesting(b) ($)	Number of Shares (#)	Value Realized on Vesting(c) ($)	Number of Shares (#)	Value Realized on Vesting(d) ($)	Number of Shares (#)	Value Realized on Vesting(e) ($)	Number of Shares (#)	Value Realized on Vesting(f) ($)
McClanahan	139,356	3,653,566	44,800	1,043,504	—	—	—	—	—	—
Whitlock	46,578	1,221,159	14,900	347,058	12,500	271,438	—	—	—	—
Rozzell	43,470	1,139,675	14,000	326,095	12,500	271,438	—	—	—	—
Standish	41,874	1,097,832	13,500	314,449	12,500	271,438	—	—	—	—
Carroll	—	—	—	—	—	—	5,000	126,575	30,000	695,400

(a)

A participant is vested in the right to receive performance shares under the award agreements as of December 31, 2013 (the end of the performance cycle). However, pursuant to the terms of the awards, the actual number of shares to be awarded to the participant is not known until the Compensation Committee determines the applicable performance levels of the underlying goals within 60 days after the end of the performance cycle. Accordingly, the awards are valued for compensation purposes after the Compensation Committee completes its determination and the procedures to verify the financial information used in determining the applicable performance level achievements have been completed, then the actual transfer of the stock is made to participants.

(b)

Value Realized on Vesting for the performance share awards was determined using closing market price of our common stock ($23.55) on the New York Stock Exchange on the date described in the last sentence of the preceding footnote, together with a dividend equivalent amount equal to the dividends accrued during the performance period ($2.6675 per share) on our shares of common stock. The number of performance shares vested was determined based on an overall achievement level of 140%.

(c)

Value Realized on Vesting for the stock awards was determined using closing market price of our common stock ($20.90) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $2.3925.

(d)

Value Realized on Vesting for the stock awards was determined using closing market price of our common stock ($20.90) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $0.815.

(e)

Value Realized on Vesting for the stock awards was determined using the average of the high and low market price of our common stock ($24.50) on the New York Stock Exchange on the vesting date together with dividend equivalents per share during the vesting period of $0.815.

(f)	Value Realized on Vesting for the stock awards was determined using closing market price of our common stock ($23.18) on the New York Stock Exchange on the vesting date.

Pension Benefits

Pension benefits for our senior executive officers are provided under a tax-qualified defined benefit pension plan—the CenterPoint Energy Retirement Plan. In addition, our senior executive officers are eligible for benefits under a benefit restoration plan, also a defined benefit plan. Participants are fully vested in both plans after three years of service. For all employees hired on or after January 1, 1999 (which includes Messrs. Whitlock and Rozzell), participants accumulated a retirement benefit based upon a cash balance formula of four percent of base salary and short term incentive compensation through December 31, 2008. For all employees hired prior to January 1, 1999 (which includes Messrs. McClanahan and Standish), benefits accrued based on a participant’s years of service, final average pay and covered compensation through December 31, 2008. Beginning January 1, 2009, this final average pay formula benefit under the retirement plan was frozen as to any future accruals. The lump sum value of the age-65 annuity for all final average pay formula participants was calculated using an interest conversion rate of 4.52% as of January 1, 2009. This lump sum amount will continue to grow annually with interest, based on the 30-year Treasury rate from the prior November, until commencement of the benefit. Effective January 1, 2009 all participants are eligible for a retirement benefit based on a cash balance formula of five percent of base salary and short term incentive compensation. Benefits that may not be provided under the retirement plan because of Internal Revenue Code annual limits on benefits and compensation are made in a bookkeeping account under the benefit restoration plan. This excess benefit amount is determined based on the final average pay formula and the cash balance formula under the retirement plan, as applicable. In order to comply with the requirements under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Benefit Restoration Plan (“CNP Benefit Restoration Plan”) for excess benefits that accrued or vested from and after 2005. This plan is subject to Section 409A. Benefits accrued under this plan are generally paid in a lump sum following the participant’s separation from service, and all of our senior executive officers participate in this plan and will receive payments in a lump sum under this plan. Benefit payments for our senior executive officers will be delayed for six months to comply with Section 409A of the Internal Revenue Code. Messrs. McClanahan and Standish also have a benefit under the 1991 CenterPoint Energy Benefit Restoration Plan (“1991 Benefit Restoration Plan”), which provides for excess benefits that were earned and vested prior to 2005. The 1991 Benefit Restoration Plan is not subject to Section 409A, and benefits under this plan are paid at the same time and in the same form and manner as distributions from the retirement plan. The benefit restoration plans also provide for the inclusion of short term incentive compensation in the final average pay formula for calculating benefits for certain executives, including Messrs. McClanahan and Standish. Neither benefit restoration plan provides any past service credits or accelerated service benefits.

The table below provides information regarding our senior executive officers’ accumulated benefits under our retirement and benefit restoration plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments during 2013 ($)
Final Average Pay Formula(1)
McClanahan	Retirement Plan	39.4	1,794,598	—
	CNP Benefit Restoration Plan	39.4	8,434,365	—
	1991 Benefit Restoration Plan	39.4	8,815,751	—
Standish	Retirement Plan	32.0	1,425,726	—
	CNP Benefit Restoration Plan	32.0	1,829,403	—
	1991 Benefit Restoration Plan	32.0	1,330,308	—
Cash Balance Formula(2)
Whitlock	Retirement Plan	12.4	152,999	—
	CNP Benefit Restoration Plan	12.4	384,164	—
Rozzell	Retirement Plan	12.8	155,323	—
	CNP Benefit Restoration Plan	12.8	399,898	—

(1)

Through December 31, 2008, Messrs. McClanahan and Standish accrued benefits based on years of service, final average pay and covered compensation, which we refer to as the final average pay (FAP) formula. Final average pay means the highest base salary for 36 consecutive months out of the 120 consecutive months immediately preceding the earlier of retirement or December 31, 2008. Messrs. McClanahan and Standish’s retirement plan benefit is calculated under the following formula:

1.5% x FAP x Service + [0.44% x (FAP—Social Security Covered Compensation) x Service]

In the final average pay formula, the maximum service is 35 years. In addition, the age 65 benefit is not reduced for early retirement if retirement occurs at age 60 or later with at least 30 years of service. Early retirement subsidies are also provided for participants who are age 55 or older with at least 30 years of service. Messrs. McClanahan and Standish also accrued a benefit under the benefit restoration plans based on the final average pay formula as if the Internal Revenue Code limits did not apply. In addition, short term incentive compensation is included in the formula for calculating the benefit payable under the benefit restoration plans for certain key officers, including Messrs. McClanahan and Standish. Beginning in 2009, Messrs. McClanahan and Standish accrued a benefit under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code compensation limits did not apply. In addition, under a supplemental agreement, Mr. McClanahan was credited with approximately seven months of service with a subsidiary company (valued at $330,288 as of December 31, 2013) for purposes of the final average pay formula.

The present value for Messrs. McClanahan and Standish was calculated based on benefits accrued through December 31, 2013 assuming retirement at the earliest age without a reduction in benefits (at least age 60 with at least 30 years of service). The calculation assumes the participant is 55% likely to commence the benefit in the form of a single life annuity and 45% likely to elect a lump sum distribution. The single life annuity is the normal form of benefit under the plan. Mortality assumptions for discounting annuities are based on the RP-2000 Combined Healthy Mortality Table projected to 2022 using Scale AA and an interest rate of 4.80%. The lump sum distribution is calculated as the greater of the cash balance amount and the present value of the accrued benefit commencing at age 65 assuming interest rates of 3.80%, 4.55% and 4.80%, for benefits paid within the first five years, 6th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. The interest rate for discounting payments back to December 31, 2013 was 4.80%. These assumptions, where applicable, are the same assumptions disclosed in “Stock Based Incentive Compensation Plans and Employee Benefit Plans—Pension and Postretirement Benefits” in Note 6(b) to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2013.

(2)

Messrs. Whitlock’s and Rozzell’s benefits are based solely on the cash balance formula under the retirement plan. Interest accrues in the current year at the “applicable interest rate” prescribed under the Internal Revenue Code for the previous November based upon the account balance as of the end of the previous year. The interest rate for the 2013 plan year was 2.80%. In addition, Messrs. Whitlock and Rozzell accrued an excess benefit amount under the CNP Benefit Restoration Plan based on the cash balance formula as if the Internal Revenue Code annual benefit and compensation limits did not apply.

The present value for Messrs. Whitlock and Rozzell was calculated based on benefits accrued through December 31, 2013 payable at age 65 (the earliest retirement age where the benefit is not reduced). Account balances are assumed to accumulate interest credits until age 65 at 4.75%. Since this is a cash balance plan, the lump sum payment is equal to the participant’s account balance at retirement. The single life annuity is calculated by dividing the account balance by the present value factor of an immediate single life annuity assuming interest rates of 3.80%, 4.55% and 4.80% for benefits paid within the first five years, 6th through 20th years and all remaining years, respectively and using the mortality table prescribed by Section 417(e)(3) of the Internal Revenue Code. To calculate the present value of the benefit in the table, mortality assumptions are based on the RP-2000 Combined Healthy Mortality Table projected to 2022 using Scale AA, and the interest rate for discounting payments back to December 31, 2013 is 4.80%.

Savings Plan and Savings Restoration Plans

Our savings plan provides that participants may contribute up to 50% on a pre-tax basis of their plan-eligible compensation. In addition, we make a matching contribution of 100% of the first 6% contributed by employees. Payment options under the savings plan include (i) a lump sum payment; (ii) annual, semi-annual, quarterly or monthly installments over a period elected by the participant, not to exceed ten years; or (iii) a rollover of the account. Once the annual compensation limit under the Internal Revenue Code is reached in the savings plan, CenterPoint Energy’s matching contribution is made in a bookkeeping account under the savings restoration plan. In order to comply with the provisions under Section 409A of the Internal Revenue Code, we established the CenterPoint Energy Savings Restoration Plan (“CNP Savings Restoration Plan”) for all benefits earned or vested from and after 2005, and this plan is subject to Section 409A. Benefits under this plan are paid in a lump sum following the participant’s separation from service, and all of our senior executive officers participate in this plan. Benefit payments for our senior executive officers will be delayed for six months to comply with Section 409A of the Internal Revenue Code. Benefits earned and vested prior to 2005 are payable under the 1991 CenterPoint Energy Savings Restoration Plan (“1991 Savings Restoration Plan”), and no new benefits are provided from and after 2005 under this plan. The 1991 Savings Restoration Plan is not subject to Section 409A, and benefits are paid under this plan at the same time and in the same form and manner as distributions payable from the savings plan. Earnings on both restoration plans are based on each participant’s annual rate of return on their account in the savings plan. Participants are not permitted to make voluntary deferrals into either savings restoration plan.

Deferred Compensation Plans

Our current deferred compensation plan permits eligible key employees to elect voluntarily each year to defer a percentage of up to 90% of salary and/or short term incentive compensation. The Company amended the Deferred Compensation Plan as of December 31, 2007, renamed it the 1989 Deferred Compensation Plan and froze the plan to new participants and benefit accruals as of December 31, 2007. Effective January 1, 2008, obligations with respect to deferrals under the 1989 Deferred Compensation Plan after December 31, 2004, along with all associated earnings were transferred to and are paid from the 2005 Deferred Compensation Plan, which was adopted effective as of January 1, 2008, to replace the 1989 Deferred Compensation Plan. References to our deferred compensation plan include both our 2005 Deferred Compensation Plan, which covers amounts subject to Section 409A, as well as our 1989 Deferred Compensation Plan, which covers amounts which are exempt from Section 409A. Under the terms of our deferred compensation plan, interest accrues on deferrals at a rate adjusted annually equal to the average yield during the year of the Moody’s Long-Term Corporate Bond Index plus two percent. Participants in the plan currently may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral or, if earlier, the year in which they attain age 65, (ii) a lump sum distribution upon retirement or (iii) 15 annual installments commencing upon retirement. If a participant terminates employment prior to age 55, a lump sum distribution of his or her deferral amount plus interest, calculated using the Moody’s rate and excluding the additional two percentage points, will be made regardless of his or her form of election. For deferrals under the 2005 Deferred Compensation Plan, if a participant terminates employment after age 55, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her termination or 15 annual installments commencing upon his or her separation from service. For deferrals under the 1989 Deferred Compensation Plan, if a participant terminates employment from and after age 55 but prior to age 60, the deferral amount plus interest (including the additional two percent) will be paid in accordance with the participant’s distribution elections, in either a lump sum payment in the January after his or her separation from service or 15 annual installments commencing upon his or her separation from service. If a participant terminates employment after age 60 under the 1989 Deferred Compensation Plan, the deferral amount plus interest, including the additional two percent, will be paid in accordance with the participant’s distribution elections after he or she reaches age 65. Mr. Carroll was the only named executive officer who elected to defer compensation in the plan during 2013.

From 1985 to 1988, we offered the 1985 Deferred Compensation Plan that permitted participants to elect to defer all or part of their eligible compensation in those years. Higher fixed interest rates were available for deferrals made under the 1985 Deferred Compensation Plan as a result of higher prevailing market rates at that time. Distribution payments generally follow the same procedures described above for 15 annual installments; however, the fixed interest rate established at the time of deferral is used.

Each of our deferred compensation plans discussed above is a nonqualified, unfunded plan, and the employees are general, unsecured creditors of CenterPoint Energy. No fund or other assets of CenterPoint Energy have been set aside or segregated to pay benefits under any of these plans. Please refer to “Rabbi Trust” under “Potential Payments upon Change in Control or Termination” on page 57 for funding of the plans upon a change in control.

Nonqualified Deferred Compensation Table

The following table provides information with respect to benefits under the deferred compensation plans and the savings restoration plans.

Name	Plan Name	Executive Contributions in 2013 ($)	Company Contributions in 2013(1) ($)	Aggregate Earnings in 2013(2) ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at December 31, 2013(3) ($)
McClanahan	1989 Deferred Compensation Plan	—	—	118,029	—		1,911,956
	1985 Deferred Compensation Plan(3)	—	—	76,687	—		480,303
	CNP Savings Restoration Plan	—	117,588	420,873	—		2,064,909
	1991 Savings Restoration Plan	—	—	194,759	—		955,535
Whitlock	1989 Deferred Compensation Plan	—	—	426	—		6,899
	CNP Savings Restoration Plan	—	48,295	141,674	—		768,552
	1991 Savings Restoration Plan	—	—	59,870	—		324,784
Rozzell	CNP Savings Restoration Plan	—	43,995	138,123	—		754,744
	1991 Savings Restoration Plan	—	—	59,166	—		323,298
Standish	1989 Deferred Compensation Plan	—	—	19,222	—		311,383
	1985 Deferred Compensation Plan(3)	—	—	53,016	—		332,040
	CNP Savings Restoration Plan	—	41,951	127,152	—		608,787
	1991 Savings Restoration Plan	—	—	44,201	—		211,630
Carroll	1989 Deferred Compensation Plan	—	—	31,363	—		508,050
	2005 Deferred Compensation Plan	29,167	—	25,953	72,779	(4)	420,414

(1)

The Company Contributions in 2013 column for the savings restoration plan include employer matching contributions that could not be made to the savings plan due to limitations under the Internal Revenue Code. Our contributions to the savings plan and the savings restoration plan for the senior executive officers are also included in the footnote to the All Other Compensation column of the Summary Compensation Table.

(2)

Aggregate Earnings in 2013 consist of earnings on prior plan deferrals. The interest rate for 2013 for the 1989 and 2005 Deferred Compensation Plans was 6.58% with interest compounded annually. Messrs. McClanahan, Whitlock, Standish and Carroll each have deferrals under one of these plans.

The interest crediting rate under the terms of the 1985 Deferred Compensation Plan was a fixed rate based upon the age of the participant at the time of deferral. Messrs. McClanahan and Standish are the only senior executive officers who previously deferred under this plan and their interest crediting rate is 19%, with interest compounded annually. The above-market portion of these 2013 aggregate earnings is reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Aggregate Earnings in 2013 also includes gains and losses on both savings restoration plans determined based on the participant’s balances as of January 1, 2013 plus any matching contributions credited for that year. The gains and losses are calculated using the annualized rate of return for the participant’s account in the savings plan based on the investment funds selected under the savings plan by the participant.

(3)

In 1985, CenterPoint Energy entered into corporate-owned life insurance policies on the lives of Messrs. McClanahan and Standish who contributed to the 1985 Deferred Compensation Plan. These policies were entered into with their consent. Proceeds upon their deaths are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

(4)

For Mr. Carroll, the amount reported as aggregate withdrawals/distributions represents a lump sum early distribution upon his election, which is related to amounts deferred for his annual retainer and committee chairman fees for the 2009 Plan year.

Potential Payments upon Change in Control or Termination

In December 2003, the Compensation Committee recommended to the Board of Directors the adoption of change in control agreements for selected executives to help ensure the executives’ continued full attention to business needs in the event of any change in control transaction as described in the agreements. Those agreements became effective in January 2004. The agreements were slightly modified through December 2008 to comply with final regulations under Section 409A of the Internal Revenue Code. The amounts payable under the agreement were initially determined based on direction and input from the Committee’s consultant and a review of peer group companies. Our change in control agreements with certain executives, including each of our senior executive officers, provide for payments and other benefits in the event a covered termination of employment occurs within two years after the completion of a transaction that effects a change in control. A change in control will be deemed to occur under the agreements if:

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities, unless these securities are acquired directly from CenterPoint Energy;

•	the members of our Board on the date of the agreement, and successors designated as provided in the agreement, cease to constitute a majority of the Board;

•	there is a merger or consolidation of, or involving, CenterPoint Energy unless:

•	more than 70% of the surviving corporation’s outstanding voting securities are owned by former shareholders of CenterPoint Energy,

•

if the transaction involves CenterPoint Energy’s acquisition of another entity, the total fair market value of the consideration plus long-term debt of the business being acquired does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt,

•	no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction, and

•	a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of our Board immediately prior to consummation of the transaction; or

•	there is a sale or disposition of 70% or more of CenterPoint Energy’s assets unless:

•

individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity), and

•

a majority of the members of our Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity that owns a majority of the outstanding voting stock of the acquiring entity) were members of our Board immediately prior to the asset sale.

Under these agreements, a covered termination occurs if the officer’s employment is terminated for reasons other than death, disability (as defined in our long-term disability plan), termination on or after age 65, involuntary termination for cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors’ and officers’ liability insurance covering the officer.

The agreements provide that we will pay a senior executive officer experiencing a covered termination of employment a lump sum amount equal to three times the sum of the officer’s base salary plus short term incentive award at target (two times for Mr. Standish). For officers who are not age 55 or older with five years of service, the agreements also provide for a short term incentive lump sum payment based on eligible earnings to the date of termination multiplied by his short term incentive target. All senior executive officers meet the age and service requirements and therefore would be entitled to a similar pro rata short term incentive payment under the terms of the short term incentive plan. Three years of service (two years for Mr. Standish) will be added for benefit purposes under the retirement plan, and such additional benefit will be paid in the same time and manner that the officer’s benefit under the benefit restoration plan is paid. In addition, the agreements provide for welfare benefits for a period of two years, career transition placement services and the reimbursement of legal fees incurred related to the severance. The agreements also provide for us to make a tax gross-up payment to the senior executive officer if the officer is determined to owe any excise tax under Section 4999 of the Internal Revenue Code on “excess parachute payments”; however, the Board has determined that it will no longer include excise tax gross-up payment provisions in new or materially amended change in control agreements with our officers. Excess parachute payments are defined in Section 280G(b) of the Internal Revenue Code and may include payments under the change in control agreements or other agreements or arrangements, including the change in control provisions of the long term incentive plan awards described below. The tax gross-up payment would be an amount sufficient to make the officer whole, after payment of applicable taxes, including excise taxes, interest and penalties assessed. The total change in control payment is subject to a reduction of up to ten percent if such reduction would avoid triggering excise tax.

The change in control agreements are not “negotiated” between CenterPoint Energy and the executives covered by those agreements. Instead, the terms of the agreements and the executives to whom the agreements are offered are approved by the Board of Directors based on the recommendation of the Compensation Committee, with input from the Committee’s consultant. The approved form of agreement is then offered to the designated executives to accept or decline. Our Chief Executive Officer and the Committee’s consultant provide input to the Committee in identifying the participants. Each year the agreements are reviewed by the Committee, with input and review by the Committee’s independent compensation consultant. Although no enhancements have been made to benefits payable under the agreements since the initial approval in 2003, the form of the agreements was revised in 2007, following a review by the Committee’s consultant, to (i) reduce the length of change in control protection from three years to two years for certain executives, (ii) eliminate certain benefits and (iii) limit the term of the agreements to one year with annual review by the Committee to determine whether to continue the agreements. The agreements have also been revised to ensure compliance with Section 409A of the Internal Revenue Code.

An officer must sign a waiver and release in connection with any claims relating to the executive’s employment with or separation from the Company prior to receiving any benefits under the change in control agreement. The agreements also provide that for one year following a covered termination, an officer is prohibited from hiring or soliciting any employees to leave our employment or solicit or attempt to solicit the business of any of our customers or acquisition prospects. In addition, for one year following a covered termination, an officer is prohibited, without prior written consent, from engaging in any business or accepting employment with or rendering services to a business that is in competition with us. These non-solicit and non-compete restrictions are limited to a 50-mile radius around any geographical area in which we engage in operations or marketing of products or services. The term of the agreements is one year, and they renew automatically for successive one-year terms unless the Board takes action to revise or terminate them.

Change in control provisions in our current long term incentive plan. The change in control agreements described above do not provide for any payments related to outstanding awards under our current long term incentive plan. The terms of outstanding awards to the senior executive officers under our current long term incentive plan require us to make payments to these officers in the event of a change in control (which has the same definition contained in the change in control agreements), without regard to whether the officer’s employment is terminated. The different outstanding award types under the long term incentive plan are treated as follows:

Stock Awards. We would be required to settle rights relating to unvested stock awards by delivering to the officers shares of our common stock, without regard to whether any performance-based vesting conditions have been satisfied, together with shares having a market value equal to accrued dividend equivalents on those shares. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

Performance Shares. We would be required to settle rights relating to unvested performance shares by delivering the number of shares that would be required if performance was at the target achievement level plus dividend equivalent shares as described above. Alternatively, the Compensation Committee could elect to settle these rights by paying cash in an amount equal to the fair market value of the shares otherwise deliverable.

Options. We would be required to settle unexercised stock options from our long term incentive plan in cash for a per share amount equal to the excess of the fair market value of the common stock over the exercise price.

Payments in the event of change in control. The table below presents amounts that would have been payable in settlement of outstanding awards under our long term incentive plans if a change in control had occurred on December 31, 2013. It also presents amounts that would have been payable and the value of benefits provided under the change in control agreements assuming a covered termination of employment occurred on December 31, 2013 following a change in control. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish
Severance amount	$6,788,000	$2,993,000	$2,780,000	$1,790,000
Short term incentive plan(1)	1,130,000	567,000	528,000	510,000
Long term incentive plan:(2)
Performance shares	6,967,000	2,184,000	2,041,000	1,968,000
Stock awards	2,963,000	1,241,000	1,179,000	1,147,000
Stock options	—	—	—	—
Benefit restoration plan(3)	442,000	228,000	218,000	114,000
Health and welfare benefits	35,000	35,000	35,000	19,000
Outplacement	4,000	4,000	4,000	4,000

Total benefit	18,329,000	7,252,000	6,785,000	5,552,000

Excise tax gross-up(4)	—	—	—	—

Total payment	$18,329,000	$7,252,000	$6,785,000	$5,552,000

(1)

Under the terms of our short term incentive plan, an individual age 55 or older with at least five years of service satisfies the relevant provisions under the plan and is eligible for a pro rata payment at the actual level of achievement, without regard to whether it is preceded by a change in control, based on his eligible earnings to the date of termination multiplied by his short term incentive target. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a change in control does not impact this payment. Refer to “—Payments upon termination of employment.” For purposes of the table above, the target level of achievement has been assumed.

(2)

Under the terms of our long term incentive plan, an individual age 55 or older with at least five years of service satisfies the relevant provisions under the plan and is eligible for pro rata payment at the actual level of achievement, without regard to whether it is preceded by a change in control. For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2013 (which was $23.18). Under the terms of our current long term incentive plan, amounts payable in shares would be converted to dollars using the New York Stock Exchange closing price on the date on which the change in control occurred. The change in control provisions under our current long term incentive plan are not conditioned upon termination of employment. The payments are determined as described under “—Change in control provisions in our current long term incentive plan.” Amounts shown for performance shares are calculated based on a target level of achievement for each award. Amounts shown for the long term incentive plan in this table include amounts in the “Payments upon termination of employment” table below.

(3)

Amounts shown consist of the increase in cash balance accounts that would result from crediting an additional three years of service and interest for Messrs. McClanahan, Whitlock and Rozzell and an additional two years of service and interest for Mr. Standish. For purposes of calculating these amounts, balances were projected with the 2014 interest crediting rate of 3.80%. Immediate commencement of the benefit was also assumed.

(4)

The excise tax gross-up amount is calculated in accordance with Internal Revenue Code Section 280G and takes into account all applicable payments under the change in control agreements as well as those under the long term incentive plans. For purposes of the excise tax gross-up amount, 120% of the relevant applicable federal rate was used to discount certain annuity-type benefit payments. For purposes of this table, no portion of the severance amount has been allocated to non-compete restrictions described above. Depending upon the facts and circumstances, any such allocation may result in a reduction of the excise tax or prevent the excise tax from being triggered for a particular executive.

Upon a change in control, each senior executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

Payments upon termination of employment. Certain benefits are payable to a senior executive officer upon his termination of employment other than in the event of a change in control as described above. The table below presents information on the value of short term and long term incentive benefits at the target level of achievement that would be provided if a senior executive officer terminated employment as of December 31, 2013. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish
Short term incentive plan(1)	$1,130,000	$567,000	$528,000	$510,000
Long term incentive plan:(2)
Performance shares	4,808,000	1,530,000	1,429,000	1,378,000
Stock awards	1,903,000	895,000	854,000	833,000

Total	$7,841,000	$2,992,000	$2,811,000	$2,721,000

(1)

Under the terms of our short term incentive plan, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution based on eligible earnings to date multiplied by his short term incentive target at the actual level of achievement. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan, and a termination of employment does not impact this payment. For purposes of the table above, the target level of achievement has been assumed.

(2)

For purposes of the calculations, amounts that would be payable in shares have been converted to dollars using the New York Stock Exchange closing price for CenterPoint Energy common stock on December 31, 2013 (which was $23.18). Under the terms of our long term incentive plans, an individual age 55 with five years of service satisfies the retirement provisions under the plan and is eligible for a pro rata plan distribution. In the case of performance shares, such distribution is based on the number of days employed in the performance cycle at the actual level of achievement. All amounts above have been calculated assuming the target level of achievement. In the case of stock awards, such distribution is based on the number of days employed in the vesting period. Messrs. McClanahan, Whitlock, Rozzell and Standish satisfy the retirement provisions under the plan.

Upon termination of employment, each senior executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Payments upon termination due to death. If a named executive officer had died on December 31, 2013, the officer’s designated beneficiaries would have been entitled to substantially the same amounts set forth in the table above under “—Payments upon termination of employment” for payments under the short term and long term incentive plans. The table below presents information on the value of the benefits also payable if a named executive officer had died on December 31, 2013. The numbers in the table and the accompanying footnotes have been rounded to the nearest one thousand dollars. The beneficiaries would be entitled to the following amounts:

Type of Payment	McClanahan(2)	Whitlock	Rozzell	Standish	Carroll
Executive life insurance plan(1)	$2,260,000	$1,142,000	$1,060,000	$1,024,000	$180,000
Executive benefit plan	6,215,000	—	—	2,816,000	—
Basic life insurance(1)	50,000	50,000	50,000	50,000	—

Total	$8,525,000	$1,192,000	$1,110,000	$3,890,000	$180,000

(1)	Amounts payable by third party insurance providers.

(2)

In 1986, CenterPoint Energy entered into a corporate-owned life insurance policy on the life of Mr. McClanahan who participates in the executive benefit plan. This policy was entered into with his consent. Proceeds upon his death are payable to CenterPoint Energy and are available to offset the benefit payments from the plan.

Each senior executive officer’s beneficiaries would also be entitled to receive payment for any fully vested benefits to which they are already entitled or which are required to be provided by law. These benefits include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Payments upon disability. If a senior executive officer becomes disabled as defined under our long term disability plan, he would receive the long term disability payments stated in the table below as well as substantially the same amounts set forth in the table above under “—Payments upon termination of employment” payable for a termination of employment other than in connection with a change in control. Any currently outstanding options would remain exercisable until the earlier of the original expiration date or one year following the date of disability.

Type of Payment	McClanahan	Whitlock	Rozzell	Standish
Long term disability per month(1)	$20,000	$20,000	$20,000	$20,000

(1)	Amounts are rounded to the nearest one thousand dollars.

Upon becoming disabled as defined under our long-term disability plan, each senior executive officer would also be entitled to receive payment for any fully vested benefits to which he is already entitled or which are required to be provided by law. These benefits could include those earned under CenterPoint Energy’s retirement, benefit restoration, savings, savings restoration, deferred compensation and retiree medical plans, as well as the continuation of health coverage required by COBRA.

Rabbi Trust

We maintain a trust agreement with an independent trustee establishing a springing rabbi trust for the purpose of funding benefits payable to participants (including each of our named executive officers) under our deferred compensation plans, benefit restoration plans and savings restoration plans and in some instances our long term incentive plan agreements and change in control agreements. The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the covered plans or when required by our Benefits Committee. If there is a change in control (defined in substantially the same manner as in the change in control agreements described under “Potential Payments upon Change in Control or Termination”), the grantor trust must be fully funded, within 15 days following the change in control, with an amount equal to the entire benefit to which each participant would be entitled under the covered plans as of the date of the change in control (calculated on the basis of the present value of the projected future benefits payable under the covered plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to the claims of general creditors under applicable state and federal law.

Equity Compensation Plan Information

The following table sets forth information about CenterPoint Energy’s common stock that may be issued under our existing equity compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	3,656,066	(2)	$10.93	(3)	9,018,456	(4)
Equity compensation plans not approved by security holders	—		—		—
Totals	3,656,066		$10.93		9,018,456

(1)

Plans approved by shareholders consist of the 2001 Long Term Incentive Plan, the 2009 Long Term Incentive Plan and the Stock Plan for Outside Directors. No future grants may be made under the 2001 plan.

(2)

Includes, in addition to shares underlying options, an aggregate of 3,536,162 shares issuable upon settlement of outstanding grants of 2,637,539 performance shares (which includes 926,441 shares at actual achievement for the 2011 performance cycle and assumes maximum performance is achieved for performance cycles commencing 2012 and later) and 898,623 shares issuable upon settlement of outstanding grants of stock awards.

(3)	This weighted-average exercise price does not reflect the shares issuable upon settlement of outstanding grants of performance shares or stock awards.

(4)

The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance units and performance shares. The shares remaining available for issuance generally may be used for any of these types of awards, except that the Stock Plan for Outside Directors provides only for awards of common stock.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CenterPoint Energy’s proxy statement on Schedule 14A for its 2014 annual meeting, which is incorporated by reference in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, each as filed with the Securities and Exchange Commission.

Janiece M. Longoria, Chairman

Michael P. Johnson

Susan O. Rheney

R.A. Walker

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of CenterPoint Energy. During 2013, the Audit Committee met 5 times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with management and Deloitte & Touche LLP, CenterPoint Energy’s independent registered public accounting firm (independent auditors), prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and CenterPoint Energy that might reasonably be thought to bear on the auditors’ independence consistent with applicable Public Company Accounting Oversight Board (PCAOB) requirements and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of CenterPoint Energy’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications and other matters required to be discussed by generally accepted auditing standards, including those described in PCAOB Auditing Standard No. 16, as amended (“Communication with Audit Committees”) and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Management has the responsibility for the preparation of CenterPoint Energy’s financial statements and for its internal controls and the independent auditors have the responsibility for the examination of those statements and the related audit of internal control over financial reporting. The Audit Committee reviewed and discussed the audited financial statements of CenterPoint Energy as of and for the fiscal year ended December 31, 2013, with management and the independent auditors. The Audit Committee also reviewed and discussed with management and the independent auditors management’s report and the report and attestation of the independent auditors on internal control over financial reporting, based on the framework in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission, in accordance with Section 404 of the Sarbanes-Oxley Act.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that CenterPoint Energy’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche LLP as CenterPoint Energy’s independent auditors for the fiscal year ending December 31, 2014.

Susan O. Rheney, Chairman

Michael P. Johnson

Scott J. McLean

Peter S. Wareing

Principal Accounting Firm Fees

Aggregate fees related to services provided to CenterPoint Energy as a consolidated entity for the fiscal years ending December 31, 2013 and 2012 by CenterPoint Energy’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	Year Ended December 31,
	2013	2012
Integrated audit of financial statements and internal control over financial reporting(1)	$5,167,000	$5,374,500
Audit-related fees(2)	545,200	427,700

Total audit and audit-related fees	5,712,200	5,802,200
Tax fees	—	—
All other fees(3)	20,000	—

Total fees	$5,732,200	$5,802,200

(1)

For 2013 and 2012, amounts include fees for services provided by the principal accounting firm relating to the integrated audit for financial statements and internal control over financial reporting, statutory audits, attest services, and regulatory filings.

(2)

For 2013 and 2012, amount includes fees for consultations concerning financial accounting and reporting standards and various agreed-upon or expanded procedures related to accounting and/or billing records to comply with financial accounting or regulatory reporting matters.

(3)	Fees relate to a subscription-based service which provides the Company with access to benchmarking information and tools.

Audit Committee Policies and Procedures for Preapproval of Audit and Non-Audit Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee takes action at least annually to authorize the independent auditor’s performance of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to preapproval of the specific engagement if they are outside the specific types of services included in the periodic approvals covering service categories or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2013, no preapproval requirements were waived for services included in the Audit-related fees caption of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 2)

The Audit Committee has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of CenterPoint Energy’s accounts for the year 2014. Deloitte & Touche LLP (and their predecessors) have served as independent auditors for CenterPoint Energy and its predecessors since 1932. Ratification requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this item. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2014.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers at the 2014 Annual Meeting of Shareholders. This item, commonly referred to as a “say-on-pay” vote, provides you, as a CenterPoint Energy shareholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The objective of our executive compensation program is to enable us to recruit and retain highly qualified executive talent by providing market-based levels of compensation. We have structured our compensation program in order to motivate our executives to achieve individual and business performance objectives by varying their compensation in accordance with the success of our businesses. Highlights of our executive compensation program include the following:

•

Market-Based Compensation Targets.  We generally target the market median (50th percentile) for each major element of compensation for our senior executive officers. To help ensure market-based levels of compensation, we measure the major elements of compensation annually for a job against available data for similar positions in other companies. In establishing individual incentive targets and awards, the Compensation Committee considers the data provided by its consultant, the level and nature of the executive’s responsibility, the executive’s experience and the Committee’s own qualitative assessment of the executive’s performance.

•

Pay for Performance.  We believe that a substantial portion of the compensation for our senior executive officers should be “at risk,” meaning that the executives will receive a certain percentage of their total compensation only to the extent CenterPoint Energy and the particular executive accomplish goals established by the Compensation Committee. While compensation targets will to a large extent reflect the market, actual compensation in a given year will vary based on CenterPoint Energy’s performance, and to a lesser extent, on qualitative appraisals of individual performance.

•

2013 Compensation.  The Compensation Committee reviewed the base salary and short term and long term incentive targets for Mr. McClanahan and determined not to make any changes from the levels established for his 2012 compensation. The Compensation Committee also reviewed and approved increases to the base salaries of Messrs. Whitlock, Rozzell and Standish ranging from 1.9% to 2.7%, while electing not to change the short term and long term incentive targets for these individuals. Please refer to “Our 2013 Executive Compensation Program” under “Compensation Discussion and Analysis” on page 22 for more detailed information.

•

Change in Control Agreements.  We do not negotiate the terms of our change in control agreements with our executive officers. Instead, the terms of the agreements are approved by the Board of Directors based on the recommendation of the Compensation Committee with input from the Committee’s consultant, and then offered to the executives to accept or decline. The Board of Directors has determined that it will no longer include an excise tax gross-up payment in new and materially amended change in control agreements with our officers.

•

Stock Ownership Guidelines.  We have established executive stock ownership guidelines applicable to senior executive officers in order to appropriately align the interests of our officers with our shareholders’ interests for CenterPoint Energy common stock. Effective January 1, 2012, we revised our executive stock ownership guidelines in order to increase the amount of CenterPoint Energy common stock to be owned by our Chief Executive Officer from four times base salary to five times base salary, and to provide that unvested performance share awards will no longer be counted towards the guidelines for all of our officers. In addition, the ownership requirement will be determined based on the executive’s base salary (prior to 2012, the ownership requirement was determined based on the executive’s base salary at the time he or she became covered by the guidelines or at the time of promotion to a higher level covered by the guidelines).

•

Recoupment Policy.  We have implemented a policy for the recoupment of short term and/or long term incentive payments in the event an officer is found to have engaged in any fraud, intentional misconduct or gross negligence that leads to a restatement of all, or a portion of, our financial results. This policy permits us to pursue recovery of incentive payments if the payment would have been lower based on the restated financial results.

The discussion under “Compensation Discussion and Analysis” beginning on page 20 describes our executive compensation program and the related decisions made by the Compensation Committee in more detail. We encourage you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion under “Executive Compensation Tables” beginning on page 37, which provides detailed information regarding the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are asking our shareholders to approve the following resolution regarding the compensation of our named executive officers:

RESOLVED, that the shareholders of CenterPoint Energy, Inc. (the “Company”) hereby approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Approval of the foregoing resolution requires the affirmative vote of a majority of the shares of common stock entitled to vote and voted for or against this item. Abstentions and broker non-votes will not affect the outcome of the vote on this item.

As an advisory vote, this proposal is not binding upon CenterPoint Energy or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement.

General Information

We began mailing this proxy statement and the accompanying proxy card to shareholders on or about March 14, 2014. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. We will pay all solicitation costs, including the fee of Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 who will help us solicit proxies, of $10,000, plus expenses. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. In addition, certain of our directors, officers and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Shareholder Proposals for 2015 Annual Meeting

Any shareholder who intends to present a proposal at the 2015 annual meeting of shareholders and who requests inclusion of the proposal in CenterPoint Energy’s proxy statement and form of proxy in accordance with applicable rules of the Securities and Exchange Commission must file such proposal with us by November 14, 2014.

Our bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2015 annual meeting, the required notice must be received by our Corporate Secretary between October 26, 2014 and January 24, 2015. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect the proposal would not conflict with our Restated Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained on our website at www.centerpointenergy.com.

Director Nominations for 2015 Annual Meeting

Our bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to our Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at our principal executive offices between October 26, 2014 and January 24, 2015. The shareholder must also provide the documentation and information about the nominee required by our bylaws, including information about the nominee that would be required to be disclosed in the proxy statement. CenterPoint Energy is not required to include any shareholder proposed nominee in the proxy statement. You may obtain a copy of the bylaws describing the requirements for nomination of director candidates by shareholders on our website at www.centerpointenergy.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than ten percent of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. We believe that during the fiscal year ended December 31, 2013, all of our officers and directors complied with these filing requirements.

Householding of Annual Meeting Materials

In accordance with notices previously sent to many shareholders who hold their shares through a bank, broker or other holder of record (“street-name shareholders”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any shareholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name shareholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying annual report to shareholders may request a copy by contacting the bank, broker or other holder of record or by contacting us by telephone at (888) 468-3020. Street-name shareholders who are currently receiving householded materials may revoke their consent, and street-name shareholders who are not currently receiving householded materials may request householding of our future materials, by contacting Broadridge Financial Services, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you revoke your consent you will be removed from the “householding” program within 30 days of Broadridge’s receipt of your revocation, and each shareholder at your address will receive individual copies of our future materials.

Annual Report to Shareholders

The Annual Report to Shareholders, which includes a copy of our annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2013, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

Milton Carroll	Scott M. Prochazka
Executive Chairman of the Board	President and Chief Executive Officer

March 14, 2014

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67818-P46518	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.
The Board of Directors recommends you vote FOR Items 1-3.
1.	Election of Directors	For	Against	Abstain

Nominees:

	1a. Milton Carroll	☐	☐	☐			For	Against	Abstain

	1b. Michael P. Johnson	☐	☐	☐	2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2014;	☐	☐	☐

	1c. Janiece M. Longoria	☐	☐	☐	3.	Approve the advisory resolution on executive compensation.	☐	☐	☐

	1d. Scott J. McLean	☐	☐	☐

	1e. Scott M. Prochazka	☐	☐	☐

	1f. Susan O. Rheney	☐	☐	☐

	1g. Phillip R. Smith	☐	☐	☐

	1h. R. A. Walker	☐	☐	☐

	1i. Peter S. Wareing	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET
CENTERPOINT ENERGY, INC.
2014 ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 24, 2014 9:00 a.m. Central Time
Auditorium 1111 Louisiana Street Houston, Texas 77002
This admission ticket admits only the named shareholder.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, valid picture identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 24, 2014.

The Notice & Proxy Statement and Annual Report are

available at: http://materials.proxyvote.com/15189T

M67819-P46518

CENTERPOINT ENERGY, INC. 2014 Annual Meeting of Shareholders Proxy—Common Stock
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Scott E. Rozzell and Richard B. Dauphin, or either of them as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 24, 2014 at 9:00 a.m. in the Auditorium of 1111 Louisiana Street, Houston, Texas or any adjournments thereof, revoking any proxy heretofore given and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Boards’ recommendation.

The terms for directors will expire in 2015. The Board of Directors recommends a vote FOR the nominees for directors, FOR the appointment of Deloitte & Touche LLP as independent auditors for 2014, and FOR the advisory resolution on executive compensation.

Continued and to be signed on reverse side

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67820-P46518	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.
The Board of Directors recommends you vote FOR Items 1-3.
1.	Election of Directors	For	Against	Abstain

Nominees:

	1a. Milton Carroll	☐	☐	☐			For	Against	Abstain
	1b. Michael P. Johnson	☐	☐	☐	2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2014;	☐	☐	☐

	1c. Janiece M. Longoria	☐	☐	☐	3.	Approve the advisory resolution on executive compensation.	☐	☐	☐

	1d. Scott J. McLean	☐	☐	☐

	1e. Scott M. Prochazka	☐	☐	☐

	1f. Susan O. Rheney	☐	☐	☐

	1g. Phillip R. Smith	☐	☐	☐

	1h. R. A. Walker	☐	☐	☐

	1i. Peter S. Wareing	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 24, 2014.

The Notice & Proxy Statement and Annual Report are

available at: http://materials.proxyvote.com/15189T

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the STP Nuclear Operating Company Savings Plan (the Plan). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on April 21, 2014, you will be treated as directing the Plan’s Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

M67821-P46518

CENTERPOINT ENERGY, INC. 2014 Annual Meeting of Shareholders Voting Directions to Trustee—Common Stock
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints The Vanguard Fiduciary Company to vote as designated on the reverse side all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 24, 2014 at 9:00 a.m. in the Auditorium of 1111 Louisiana Street, Houston, Texas or any adjournments thereof, revoking any proxy heretofore given and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Boards’ recommendation.

The terms for directors will expire in 2015. The Board of Directors recommends a vote FOR the nominees for directors, FOR the appointment of Deloitte & Touche LLP as independent auditors for 2014, and FOR the advisory resolution on executive compensation.

Continued and to be signed on reverse side

CENTERPOINT ENERGY, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 21, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67822-P46518	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTERPOINT ENERGY, INC.
The Board of Directors recommends you vote FOR Items 1-3.
1.	Election of Directors	For	Against	Abstain

Nominees:

	1a. Milton Carroll	☐	☐	☐			For	Against	Abstain

	1b. Michael P. Johnson	☐	☐	☐	2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for 2014;	☐	☐	☐

	1c. Janiece M. Longoria	☐	☐	☐	3.	Approve the advisory resolution on executive compensation.	☐	☐	☐

	1d. Scott J. McLean	☐	☐	☐

	1e. Scott M. Prochazka	☐	☐	☐

	1f. Susan O. Rheney	☐	☐	☐

	1g. Phillip R. Smith	☐	☐	☐

	1h. R. A. Walker	☐	☐	☐

	1i. Peter S. Wareing	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholder Meeting to be Held April 24, 2014.

The Notice & Proxy Statement and Annual Report are

available at: http://materials.proxyvote.com/15189T

This proxy covers all shares in the CenterPoint Energy, Inc. stock fund under the CenterPoint Energy Savings Plan (Plan) for which the undersigned has the right to give confidential voting instructions to The Northern Trust Company, Trustee of the Plan. Under the Plan, participants are “named fiduciaries” as defined under ERISA to the extent of their authority to direct the voting of shares held in their accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). This proxy, when properly executed, will be voted by the Trustee as directed by the undersigned. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on April 21, 2014, The Northern Trust Company, as Trustee, will vote the undirected shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA.

M67823-P46518

CENTERPOINT ENERGY, INC. 2014 Annual Meeting of Shareholders Voting Directions to Trustee—Common Stock
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints The Northern Trust Company to vote as designated on the reverse side, all shares of common stock held by the undersigned at the Annual Meeting of Shareholders of CenterPoint Energy, Inc. to be held on Thursday, April 24, 2014 at 9:00 a.m. in the Auditorium of 1111 Louisiana Street, Houston, Texas or any adjournments thereof, revoking any proxy heretofore given and with discretionary authority to vote on all other matters that may properly come before the meeting.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date the reverse side and mail in the postage-paid envelope provided, or direct your vote by internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In absence of instructions to the contrary, the shares represented will be voted in accordance with the Boards’ recommendation.

The terms for directors will expire in 2015. The Board of Directors recommends a vote FOR the nominees for directors, FOR the appointment of Deloitte & Touche LLP as independent auditors for 2014, and FOR the advisory resolution on executive compensation.

Continued and to be signed on reverse side